UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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GUESS?, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2007

Dear Shareholder:

We are pleased to invite you to the annual meeting of shareholders of Guess?, Inc. to be held on Monday, June 18, 2007, at 9:00 a.m., local time, at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210.

At the annual meeting, you will be asked to: (i) elect three directors, (ii) ratify the appointment of independent auditors for the fiscal year ending February 2, 2008 and (iii) consider such other business as may properly come before the annual meeting. The enclosed proxy statement more fully describes the details of the business to be conducted at the annual meeting.

Whether or not you plan to attend the annual meeting in person, your vote is very important. Accordingly, we hope that you will vote as soon as possible by using the telephone or Internet voting systems, or by completing and mailing the enclosed proxy card.

Thank you for your ongoing support of and continued interest in Guess?, Inc.

Maurice Marciano
Chairman of the Board

Paul Marciano
Chief Executive Officer and Vice Chairman of the Board

GUESS?, INC.
1444 South Alameda Street
Los Angeles, California 90021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 18, 2007

Time and Date:	9:00 a.m., local time, on Monday, June 18, 2007
Place:	Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210
Items of Business:	1.	To elect three directors for a term of three years each until their successors are duly elected and qualified.
	2.	To ratify the appointment of independent auditors for the fiscal year ending February 2, 2008.
	3.	To consider such other business as may properly come before the annual meeting.
Adjournments and Postponements:

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at this annual meeting only if you were a Guess?, Inc. shareholder as of the end of business on April 23, 2007.
Admission:

Please note that space limitations make it necessary to limit attendance to shareholders and one guest. If your shares are held by a broker, bank or other nominee and you wish to attend the annual meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date and bring it to the annual meeting. Admission to the annual meeting will be on a first-come, first-served basis. Cameras and recording devices will not be permitted at the annual meeting.

The annual meeting will begin promptly at 9:00 a.m., local time. Registration will begin at 8:30 a.m., local time.
Voting:

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the annual meeting by using the telephone or Internet voting systems or by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on page 1 of this proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maurice Marciano	Paul Marciano
Chairman of the Board	Chief Executive Officer and Vice Chairman of the Board

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about May 7, 2007.

GUESS?, INC.
1444 South Alameda Street
Los Angeles, California 90021

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To be held on June 18, 2007

This proxy statement (the “Proxy Statement”) and the enclosed form of proxy are being furnished commencing on or about May 7, 2007, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Guess?, Inc. (the “Company”) of proxies in the enclosed form for use at the 2007 annual meeting of shareholders (the “Annual Meeting”) to be held at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, on Monday, June 18, 2007, at 9:00 a.m., local time, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Q:             Why am I receiving these materials?

A:               The Board of Directors is providing these proxy materials for you in connection with the Annual Meeting, which will take place on June 18, 2007. As a shareholder as of April 23, 2007, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Q:             What information is contained in this Proxy Statement?

A:               The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:             How do I obtain the Company’s Annual Report on Form 10-K?

A:               A copy of the Company’s 2006 Annual Report on Form 10-K is enclosed.

Shareholders may request another free copy of the 2006 Annual Report on Form 10-K from:

Guess?, Inc.
Attn: Investor Relations
1444 South Alameda Street
Los Angeles, California 90021
(213) 765-5578
http://www.guessinc.com/Investors/

The Company will also furnish any exhibit to the 2006 Annual Report on Form 10-K if specifically requested.

Q:             What may I vote on by proxy?

A:               (1)   The election of three nominees to serve on the Board; and

(2)         The ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending February 2, 2008 (“Fiscal 2008”).

Q:             How does the Board recommend I vote on the proposals?

A:               The Board recommends a vote FOR the nominees and FOR the ratification of Ernst & Young LLP as independent auditors for Fiscal 2008.

Q:             Who is entitled to vote?

A:               Shareholders as of the close of business on April 23, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:             How many shares can vote?

A:               As of the Record Date, April 23, 2007, 93,544,422 shares of common stock (the “Common Stock”) of the Company, the only voting securities of the Company, were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held.

Q:             How do I vote?

A:     You are eligible to vote at the Annual Meeting using one of four methods:

•        Voting in Person. To vote in person, you must attend the Annual Meeting and follow the procedures for voting announced at the Annual Meeting. Please note that if your shares are held by a broker or other nominee you must present a legal proxy from such broker or nominee in order to be able to vote at the Annual Meeting;

•        Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided;

•        Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card; or

•        Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 1:00 a.m. Central Time on June 18, 2007. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card.

You have the right to revoke your proxy at any time before the Annual Meeting by:

•        Notifying the Corporate Secretary of the Company in writing;

•        Voting in person; or

•        Returning a later-dated proxy card.

Q:             What if my shares are held in “street name?”

A:               If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:             What shares are included on the proxy card(s)?

A:               The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), vote by Internet, telephone or in person at the Annual Meeting, your shares will not be voted.

Q:             What does it mean if I get more than one proxy card?

A:               If your shares are registered differently and are in more than one account, you will receive more than one proxy card. If you intend to vote by return mail, sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent:

Computershare Investor Services
P.O. Box 43078
Providence, Rhode Island 02940-3078
(877) 282-1168 or
(781) 575-4593
www.computershare.com

Q:             How may I obtain a separate set of voting materials?

A:               If you share an address with another shareholder, you may receive only one set of proxy materials (including our 2006 Annual Report on Form 10-K and this Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials from:

Guess?, Inc.
Attn: Investor Relations
1444 South Alameda Street
Los Angeles, California 90021
(213) 765-5578

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials in the future.

Q:             What is a “quorum?”

A:               A “quorum” is a majority of the outstanding shares entitled to vote. They may be present or represented by proxy. For the purposes of determining a quorum, shares held by brokers or nominees will be treated as present. Abstentions will also be treated as present for the purpose of determining whether a quorum is present.

Q:             What is required to approve each proposal?

A:               A quorum must have been established in order to consider any matter. To elect the three directors, the three candidates for director receiving the most votes will become directors of the Company. Shareholders may not cumulate their votes. All other proposals require the affirmative “for” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, proxies marked “Abstain” as to Proposal No. 1 will not have any effect on the election of directors, but proxies marked “Abstain” as to Proposal No. 2 will have the same effect as a vote cast against the proposal.

Under the rules of the New York Stock Exchange (the “NYSE”) in effect at the time this Proxy Statement was printed, your broker may be permitted to vote your shares on the election of directors and the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors, even if the broker does not receive instructions from you. Your broker will provide you with directions on voting your shares, and you should instruct your broker to vote your shares according to those instructions.

Q:             How will voting on any other business be conducted?

A:               Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card will give authority to each of Carlos Alberini, our President and Chief Operating Officer, Deborah Siegel, our General Counsel and Secretary, and Jason Miller, our Assistant General Counsel and Assistant Secretary, to vote on such matters at their discretion.

Q:             What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:               You may submit proposals, including director nominations, for consideration at future shareholder meetings as follows:

Shareholder Proposals:   For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of the Company at our principal executive offices no later than January 8, 2008. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Guess?, Inc.
Attn: Corporate Secretary
1444 South Alameda Street
Los Angeles, California 90021

For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to approve that proposal, provide the information required by the bylaws of the Company (the “Bylaws”) and give timely notice to the Corporate Secretary of the Company in accordance with the Bylaws, which, in general, require that the notice be received by the Corporate Secretary of the Company:

•        Not earlier than the close of business on March 21, 2008, and

•        Not later than the close of business on April 20, 2008.

If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed to the shareholders or the date on which public disclosure of the date of such annual meeting is made, whichever is first.

Nomination of Director Candidates:   You may propose director candidates for consideration by the Board’s Nominating and Governance Committee in accordance with the procedures set forth in the Bylaws, as summarized under the caption “Corporate Governance and Board Matters—Consideration of Director Nominees—Shareholder Nominees” herein.

Copy of Bylaw Provisions:   You may contact the Company’s Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Bylaws also are available on the Company’s website at http://www.guessinc.com/Investors/.

Q:             How is the Company soliciting proxies for the Annual Meeting?

A:               This solicitation is made by mail on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, facsimile or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.

Q:             How can I find the voting results of the Annual Meeting?

A:               We intend to announce preliminary voting results at the Annual Meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of Fiscal 2008.

Q:             How may I communicate with the Company’s Board or the non-management directors on the Company’s Board?

A:               You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.

PROPOSAL NO. 1: ELECTION OF CLASS II DIRECTORS
(Item 1 on Proxy Card)

Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered terms (Classes I, II and III). One class of directors is elected at each annual meeting of shareholders for a three-year term and will hold office until their successors shall have been elected and qualified. The Bylaws authorize a Board of Directors consisting of not less than three or more than fifteen directors. The Board of Directors currently consists of eight members of whom Carlos Alberini and Alice Kane are Class I directors, Paul Marciano, Anthony Chidoni and Karen Neuburger are Class II directors and Maurice Marciano, Kay Isaacson-Leibowitz and Alex Yemenidjian are Class III directors.

At the Annual Meeting, three Class II directors are to be elected to serve for a term to expire at the 2010 Annual Meeting. The nominees for these positions are Paul Marciano, Anthony Chidoni and Judith Blumenthal (the “Class II Nominees”). Mr. Paul Marciano and Mr. Chidoni are standing for re-election to the Board while Ms. Blumenthal is being nominated for her first term as a member of the Board of Directors. Mr. Paul Marciano is the Company’s Chief Executive Officer and Vice Chairman of the Board. Neither Mr. Chidoni nor Ms. Blumenthal is employed by, or otherwise affiliated with, the Company. Karen Neuburger, whose term as a Class II director expires at the Annual Meeting, has elected not to stand for re-election at the Annual Meeting. Her decision not to stand for re-election was not due to any disagreement with the Company.

Each of the Class II Nominees has consented to being named in this Proxy Statement and has agreed to serve as a member of the Board of Directors if elected. Information regarding the Class II Nominees and the continuing directors whose terms expire in 2008 and 2009 is set forth under the heading “Directors and Executive Officers” herein.

The Class II directors will be elected by a plurality of the votes cast at the Annual Meeting. Shareholders may not cumulate their votes. Accordingly, broker non-votes and abstentions will not affect the outcome of the election of the Class II directors. The accompanying proxy will be voted FOR the election of the Class II Nominees unless contrary instructions are given. If any of the Class II Nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate. In no event will the shares represented by the proxies be voted for more than three Class II directors at the Annual Meeting. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the Class II Nominees named above.

The Board of Directors unanimously recommends a vote FOR each of the Class II Nominees.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS
(Item 2 on Proxy Card)

The Audit Committee has selected the firm of Ernst & Young LLP (“Ernst & Young”) to act as the Company’s independent auditors for the fiscal year ending February 2, 2008, and recommends that the shareholders vote in favor of such appointment. Ernst & Young was appointed by the Audit Committee on March 19, 2007. Ernst & Young replaced the Company’s former independent auditors, KPMG LLP (“KPMG”), who on March 19, 2007 were dismissed as the Company’s independent auditors effective upon the completion of KPMG’s audit of the Company’s financial statements as of and for the fiscal month transition period ended February 3, 2007. In making its selection, the Audit Committee considered whether Ernst & Young’s provision of services other than audit services, including its past and current tax planning and tax advisory services and its internal audit services to the Company during 2006, is compatible with maintaining independence as the Company’s independent registered public accounting firm.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles except for the 2006 audit report which refers to the adoption of Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment” effective January 1, 2006 and the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment to FASB Statements No. 87, 88, 106, and 132 (R),” as of December 31, 2006.

The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles except for the 2005 report which excluded the assessment of effectiveness of internal control over financial reporting relating to Maco Apparel S.p.A., a wholly-owned subsidiary acquired during 2005, and except for the 2006 report which excluded the assessment of effectiveness of internal control over financial reporting relating to Focus Europe S.r.l., a majority-owned subsidiary acquired during 2006. The exclusions relating to Maco Apparel S.p.A. and Focus Europe S.r.l. described above were consistent with published guidance of the Securities and Exchange Commission.

During the fiscal years ended December 31, 2006 and 2005 and through March 19, 2007, the date of the Audit Committee action, there were (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such periods, and (2) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company requested that KPMG furnish to the Company a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. Such letter, dated March 22, 2007, was filed as an exhibit to the Current Report on Form 8-K filed by the Company on March 23, 2007. The Company expects to file another Current Report on Form 8-K and another letter from KPMG upon KPMG’s completion of its audit of the Company’s financial statements as of and for the fiscal month transition period ended February 3, 2007.

During the two most recent fiscal years and through March 19, 2007, the date of Ernst & Young’s appointment by the Audit Committee, the Company did not consult with Ernst & Young regarding either (1) the application of accounting principles to any specific completed or proposed transaction, (2) the type of audit opinion that might be rendered on the Company’s financial statements or (3) any matters or reportable events as set forth in Item 304(a)(1)(iv) and (v) of Regulation S-K.

Shareholder approval of the selection of Ernst & Young as our independent auditors is not required by our Bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. The Audit Committee will consider the results of the shareholder vote for this proposal and, in the event of a negative vote, will reconsider its selection of Ernst & Young. Even if Ernst & Young’s appointment is ratified by the shareholders, the Audit Committee may, at its discretion, appoint a new independent auditing firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

We expect that representatives for both Ernst & Young and KPMG will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as they may desire.

The favorable vote of a majority of votes cast regarding the proposal is required to ratify the selection of Ernst & Young. Accordingly, broker non-votes will not affect the outcome of the vote on the proposal and abstentions will be treated as votes cast against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young to serve as independent auditors for the Company for the fiscal year ending February 2, 2008.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditor Fee Summary

Aggregate fees billed to us for the fiscal years ended December 31, 2006 and 2005 by KPMG, our independent auditors during such periods, are as follows:

	2006	2005
	(dollars in thousands)
Audit Fees(1)	$1,728	$1,310
Audit related fees(2)	148	63
Tax fees(3)	126	194
All other fees(4)	0	0
Total	$2,002	$1,567

(1)          “Audit fees” consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, the review of financial statements included in Form 10-Qs and the review of financial statements for recasted quarters related to the change in the Company’s fiscal year end, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)          “Audit related fees” consist of fees for services related to employee benefit plans, due diligence procedures performed on behalf of the Company relating to the recent acquisition of Focus Europe S.r.l. and assurance and similar services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal controls that are not reported under “Audit Fees.”

(3)          “Tax fees” consist of fees for tax compliance and tax advice. For fiscal year 2005, the amount includes $148,500 for tax compliance and preparation services and $45,500 for all other tax related services. For fiscal year 2006, the amount includes $115,000 for tax compliance and preparation services and $11,000 for all other tax related services.

(4)          “All other fees” consist of fees for any services not included in the first three categories.

All non-audit services were pre-approved by our Audit Committee pursuant to the pre-approval policies and procedures described below.

The Audit Committee considered whether the provision of non-audit services provided by KPMG during 2006 was compatible with maintaining KPMG’s independence. In addition to retaining KPMG to audit and review our consolidated financial statements for 2006, the Company retained KPMG, as well as other accounting firms, to provide other advisory services in 2006. The Company understands the need for its independent auditors to maintain objectivity and independence in its audit of the Company’s financial statements.

The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent auditor are pre-approved prior to the engagement to perform such services. Pre-approval is generally provided annually, and any pre-approval is detailed as to the particular service or category of services and is generally limited by a maximum fee amount. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. In addition to annual pre-approvals by the Audit Committee, the Audit Committee Chairman may also pre-approve services to be performed by the independent auditor on a case-by-case basis, in accordance with authority delegated by the Audit Committee. Approvals made pursuant to this delegated authority normally will be reported to the Audit Committee at its next meeting.

The Audit Committee Charter requires that the lead partner assigned to our audit be rotated at least every five years and that other audit partners be rotated at least every seven years.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of the Company’s internal audit function and independent auditor. Management is responsible for the financial reporting process, including the Company’s system of internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements, expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles, and providing an attestation report on management’s assessment of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements. In addition, we have discussed with KPMG its independence from management and the Company including matters required to be discussed by Statement on Auditing Standards No. 61, as amended, pertaining to communications with audit committees. We have also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees).

The Audit Committee has met with KPMG, with and without management present, to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

By the Audit Committee,
Anthony Chidoni, Chairman
Alice Kane
Alex Yemenidjian

DIRECTORS AND EXECUTIVE OFFICERS

The directors, director nominees and executive officers of the Company as of April 23, 2007 are as follows:

Name	Age	Position
Maurice Marciano	58	Director and Chairman of the Board
Paul Marciano(1)	55	Director, Chief Executive Officer and Vice Chairman of the Board
Carlos Alberini	51	Director, President and Chief Operating Officer
Judith Blumenthal(1)	60	Director Nominee
Anthony Chidoni(1)	55	Director
Kay Isaacson-Leibowitz	60	Director
Alice Kane	59	Director
Karen Neuburger(2)	60	Director
Stephen Pearson	52	Executive Vice President and Chief Supply Chain Officer
Michael Relich	46	Senior Vice President and Chief Information Officer
Dennis Secor	44	Senior Vice President and Chief Financial Officer
Nancy Shachtman	50	President of Wholesale
Alex Yemenidjian	51	Director

(1)          Paul Marciano and Anthony Chidoni have been nominated to stand for re-election at the Annual Meeting. Judith Blumenthal has been nominated to stand for election at the Annual Meeting for the first time.

(2)          Karen Neuburger has elected not to stand for re-election at the Annual Meeting.

With respect to the directors and director nominees named above, Judith Blumenthal, Anthony Chidoni, Kay Isaacson-Leibowitz, Alice Kane, Karen Neuburger and Alex Yemenidjian are deemed to be “independent” directors under the director independence standards of the NYSE.

Maurice Marciano, who was one of the founders of the Company in 1981, has served as sole Chairman of the Board since January 1, 2007. Prior to that, Mr. Marciano, together with his brother, Paul Marciano, served as Co-Chairman of the Board and Co-Chief Executive Officer since November 15, 1999. Mr. Marciano served as Chairman of the Board and Chief Executive Officer of the Company from August 1993 to November 15, 1999. Mr. Marciano served as President of the Company from June 1990 to September 1992 and as Executive Vice President from 1981 until June 1990. From February 1993 to May 1993, Mr. Marciano was Chairman, Chief Executive Officer and Director of Pepe Clothing USA, Inc. Mr. Marciano has served as a director of the Company since 1981 (except for the period from January 1993 to May 1993) and his present term as a Class III director will expire at the 2008 annual meeting of shareholders.

Paul Marciano has served as sole Chief Executive Officer and Vice Chairman of the Board since January 1, 2007. Mr. Marciano joined the Company two months after its inception in 1981and has served as creative director for the Company’s advertising worldwide. Mr. Marciano served as Senior Executive Vice President of the Company from August 1990 to September 1992 and as President and Chief Operating Officer of the Company from September 1992 to December 2000. Mr. Marciano has also served as Co-Chairman and Co-Chief Executive Officer of the Company from November 15, 1999 until December 31, 2006. Mr. Marciano has served as a director of the Company since 1990. His present term as a Class II director will expire at the Annual Meeting.

Carlos Alberini joined the Company in December 2000 as President and Chief Operating Officer. In addition, from May 2006 until July 2006, Mr. Alberini served as Interim Chief Financial Officer of the Company. Prior to joining the Company, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc. from October 1996 to December 2000. Prior to his position at Footstar, Inc., from May 1995 to October 1996 Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, from 1987 to 1995 he served as Corporate Controller and rose to Senior Vice President and Chief Financial Officer and Treasurer of The Bon Ton Stores, and he spent ten years with Price Waterhouse until leaving the firm as an audit manager in 1987. Mr. Alberini has served as a director of the Company since December 11, 2000, and his present term as a Class I director will expire at the 2009 annual meeting.

Judith Blumenthal has been a professor at the University of Southern California’s Marshall School of Business since January 1996, where she has developed and taught graduate courses in strategic management. During her period of faculty appointment at USC, Dr. Blumenthal served as an Associate Dean of the Marshall School of Business from January 1996 through March 2000 and as USC’s Associate Vice President, Alumni Relations and Executive Director of the USC Alumni Association from April 2000 through June 2006. Prior to her academic career, which began in 1981, Dr. Blumenthal spent a number of years in training and organizational development positions in the retail industry. In addition, between 1982 and 2000, she worked as an independent consultant, advising companies on strategic, organizational, and marketing matters. She received her bachelor’s degree in English from Hunter College of the University of New York, and her M.B.A. and Ph.D., Business Administration, from USC. Dr. Blumenthal has been nominated for election at the Annual Meeting to serve as a Class II director for a term to expire at the 2010 annual meeting.

Anthony Chidoni has been the principal and owner of Lorelle Capital, a private hedge fund, since January 2004. From January 1990 to January 2004, he was the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he had served in various positions for 21 years. Mr. Chidoni has served as a director of the Company since November 2002 and his present term as a Class II director will expire at the Annual Meeting.

Kay Isaacson-Leibowitz served as Executive Vice President of Beauty Niches for Victoria’s Secret Stores from July 2003 to February 2006. From 1995 to 2003, Ms. Isaacson-Leibowitz served as Executive Vice President of Merchandising for Victoria’s Secret Stores. From 1994 to 1995, she served as acting President and Senior Vice President of Merchandising for Banana Republic, a division of The Gap, Inc. Ms. Isaacson-Leibowitz is a director and member of the compensation and governance committees of Coldwater Creek, a multi-channel specialty retailer of women’s apparel and accessories in the United States, primarily targeting women 35 years of age and older. She is also a co-founder and board member for World of Children, a non-profit organization devoted to children globally. Ms. Isaacson-Leibowitz has served as a director of the Company since July 2006 and her present term as a Class III director will expire at the 2008 annual meeting of shareholders.

Alice Kane has served as General Counsel of North America for the Zurich Financial Group, a commercial property-casualty insurance provider, since October 2005, and has served as Interim General Counsel of Zurich Financial Group since September 2006. Ms. Kane was also a founder of Q-Cubed Alternative Advisor LLC, a hedge fund, and was its Chair and Managing Director from September 2004 until October 2005. Ms. Kane was the Chairman of Blaylock Asset Management, a start-up minority and women-owned institutional manager, from September 2002 through March 2004 and had been providing consulting services for Blaylock & Partners, L.P. since December 2001. Prior to that, she was the President of American General Fund Group and Chairman of VALIC Group Annuity Funds. Ms. Kane joined American General Corporation, one of the nation’s largest diversified financial organizations, as Executive Vice President of their investments advisory subsidiary, American General Investment Management L.P., in June 1998. Prior to joining American General Corporation, Ms. Kane served her entire financial services industry career starting in 1972 at New York Life Insurance Company where she served in various positions, including Executive Vice President in charge of Asset Management. She also served as General Counsel of New York Life from 1986 to 1995. Ms. Kane is currently a trustee and member of the audit committee for Sparx Funds Trust, a mutual fund, and a director, chairperson of the compensation committee and member of the audit committee of Corinthian Colleges, Inc., one of the largest post-secondary education companies in North America. Ms. Kane has served as a director of the Company since June 1998 and her present term as a Class I director will expire at the 2009 annual meeting of shareholders.

Stephen Pearson joined the Company in January 2006 as Executive Vice President and Chief Supply Chain Officer. Prior to joining the Company, Mr. Pearson served as Executive Vice President Merchandising, Design, Product Development and Supply Chain for the J Jill Group, a specialty retail and catalog apparel company, from June 2003 to December 2005. Prior to his position with J Jill, he served as Executive Vice President, Business Development for Freeborders, Inc., a Product Lifecycle Management (PLM) solutions provider, from March 2000 to June 2003. From June 1979 until March 2000, Mr. Pearson served in various merchandising and supply chain positions for The Gap Inc., ultimately serving as Corporate Vice President, Product Integrity.

Michael Relich joined the Company as Senior Vice President and Chief Information Officer in May 2004. Prior to joining the Company, he served as Chief Information Officer and Senior Vice President of MIS and E-Commerce of Wet Seal, Inc., a specialty apparel retailer, from August 2001 to May 2004, and as Senior Vice President, Engineering of Freeborders, Inc., a Product Lifecycle Management (PLM) solutions provider, from March 2000 to August 2001. Mr. Relich also held senior level IT positions with retailers HomeBase Inc. from 1995 to 2000, where he ultimately served as Assistant Vice President of MIS, and Broadway Stores Inc. from 1983 to 1995, where he ultimately served as Director of Merchandise Systems.

Dennis Secor joined the Company as Senior Vice President and Chief Financial Officer, as well as Principal Financial and Accounting Officer, in July 2006. Mr. Secor joined the Company from Electronic Arts Inc., where he served since August 2004 as Vice President and Chief Financial Officer of its Canadian division. Prior to joining Electronic Arts, he was employed from April 2001 to July 2004 at Callaway Golf Company, where he served as Corporate Controller and Chief Accounting Officer and ultimately as Senior Vice President, Finance. From 1996 to 2001, Mr. Secor served in a variety of positions with Polaroid Corporation, ultimately serving as European Financial Controller. Mr. Secor, a certified public accountant, began his career with Arthur Andersen & Co., where he spent five years.

Nancy Shachtman has been President of Wholesale since November 1998 (except for the period from March 2002 through September 2002). From January 1998 through November 1998, Ms. Shachtman served as President of Sales. From October 1986 through January 1998, Ms. Shachtman served in various sales and merchandising positions for the Company including Vice President of Sales and Merchandising.

Alex Yemenidjian is currently Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC. He served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc. from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM MIRAGE (formerly MGM Grand, Inc.) from 1989 to 2005. From July 1995 through December 1999, Mr. Yemenidjian served as President of MGM MIRAGE. He also served MGM MIRAGE in other capacities during such period, including as Chief Operating Officer from June 1995 until April 1999 and as Chief Financial Officer from May 1994 to January 1998. In addition, Mr. Yemenidjian served as an executive of the Tracinda Corporation, the majority owner of Metro-Goldwyn-Mayer Inc., from January 1990 to January 1997 and from February 1999 to April 1999. Mr. Yemenidjian is currently a director and member of the audit committee of Regal Entertainment Group, the largest motion picture exhibitor in the world, and a director of Baron Investment Funds Trust, a mutual fund. Mr. Yemenidjian has served as a director of the Company since May 2005 and his present term as a Class III director will expire at the 2008 annual meeting of shareholders.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence, Structure and Committee Composition

The Board is composed of eight directors, five of whom qualify as independent directors pursuant to the rules adopted by the SEC applicable to the corporate governance standards for companies listed on the NYSE. In determining independence, the Board affirmatively determines that directors have no material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, more than $100,000 per year of direct compensation other than for Board or committee service, pension or other forms of deferred compensation for prior service or more than $100,000 per year of compensation paid to an immediate family member who is a non-executive employee of the Company; (3) not being employed within the past three years in any capacity, or having an immediate family member employed in a professional capacity, by the Company’s independent auditors; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being an executive officer or employee, or having an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company, for property or services in an amount which, in 2006 or any of the three preceding calendar years, exceeds or exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; (6) not being an executive officer of a charitable organization of which the Company has within the preceding three years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues; (7) not accepting directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); and (8) not being an affiliated person of the Company or any of its subsidiaries.

Applying these categorical standards, the Board determined that the following directors and director nominee qualify as independent: Judith Blumenthal, Anthony Chidoni, Kay Isaacson-Leibowitz, Alice Kane, Karen Neuburger and Alex Yemenidjian (the “Independent Directors”). In determining that Ms. Kane is independent, the Board considered Ms. Kane’s position as an officer for Zurich Financial Group (“Zurich”), a commercial casualty insurance provider that has historically provided certain insurance coverage for the Company, both prior to and during Ms. Kane’s employment with Zurich. Each of the members of each of the committees of the Board is an Independent Director, and, in the case of members of the Audit Committee, also meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. In addition, our Board has determined that each of the members of the Audit Committee is financially literate and that Mr. Chidoni meets the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of Regulation SK. A brief description of Mr. Chidoni’s background and experience can be found under “Directors and Executive Officers” above.

Our Board has the following three committees: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Company’s website at http://www.guessinc.com/Investors/. The Board of Directors held six meetings during 2006, and each director (including Kay Isaacson-Leibowitz from the time of her appointment to the Board on July 18, 2006) attended at least 75 percent in the aggregate of the meetings of the Board of Directors and of the committees of which he or she was a member. Directors are encouraged to attend annual meetings of the Company’s shareholders. All of our then-serving directors attended the last annual meeting of shareholders.

Name of Director	Audit Committee		Compensation Committee		Nominating and Governance Committee
Independent Directors:
Anthony Chidoni	X	*	X		X
Kay Isaacson-Leibowitz			X
Alice Kane	X				X	*
Karen Neuburger(1)			X
Alex Yemenidjian	X		X	*	X
Other Directors:
Carlos Alberini
Maurice Marciano
Paul Marciano
Number of Meetings in Fiscal 2006	8		7		5

X = Committee member; * = Chair

(1)          Karen Neuburger has elected not to stand for re-election at the Annual Meeting. Subject to Judith Blumenthal’s election to the Board of Directors at the Annual Meeting, she is expected to serve on the Nominating and Governance Committee and may be appointed to serve on one or more other committees in accordance with standard Board procedures following the Annual Meeting.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the

Company’s internal audit function and independent auditors, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent auditors; reviews and approves the scope of the annual audit, the audit fees and the financial statements; reviews our disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on the Company’s financial statements. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Audit Committee deems necessary to carry out its duties.

The report of the Audit Committee is included in this Proxy Statement. A current copy of the Audit Committee Charter is available on the Company’s website at http://www.guessinc.com/Investors/.

Compensation Committee

The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company’s compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. For more information, see “Processes and Procedures for Determination of Executive and Director Compensation” below.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors; recommends to the Board the director nominees for the next annual meeting of shareholders, consistent with criteria approved by the Board, and selects, or recommends that the Board select, the director nominees for each annual meeting of shareholders; develops and recommends to the Board a set of Governance Guidelines applicable to the Company; oversees the evaluation of the Company’s management and the Board and its committees; and recommends to the Board director assignments and chair appointments for each Board committee, other than the Nominating and Governance Committee. Other specific duties and responsibilities of the Nominating and Governance Committee include: developing membership qualifications and criteria for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Compensation Committee, evaluating the performance of the Chairman and Chief Executive Officer; and presenting the results of the review to the Board and to the Chairman and Chief Executive Officer; recommending Board committee assignments; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. A current copy of the Nominating and Governance Committee Charter is available on the Company’s website at http://www.guessinc.com/Investors/.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under

“Identifying and Evaluating Nominees for Directors.” The Nominating and Governance Committee will evaluate a prospective nominee suggested by any shareholder in the same manner and against the same criteria as any other prospective nominee identified by the Nominating and Governance Committee from any other source. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “—Director Qualifications” below.

Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the following information and documentation:

•       the nominator’s name, address and phone number and a statement of the number of shares of our Common Stock beneficially owned by the nominator during the year preceding the date of nomination;

•       the nominee’s name, age, business address, residence address, phone number, principal occupation and a statement of the number of shares of our Common Stock beneficially owned by the nominee during the year preceding the date of nomination;

•       a statement of the nominee’s qualifications for Board membership;

•       a description of all arrangements or understandings between the nominator and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such nominator;

•       a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•       a written consent by the nominee to being named as a nominee and to serve as a director if elected.

Any shareholder nominations for candidates for membership on the Board should be addressed to:

Guess?, Inc.
Attn: Chair of the Nominating and Governance Committee
c/o Corporate Secretary
1444 South Alameda Street
Los Angeles, California 90021

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•       reputation for integrity, strong moral character and adherence to high ethical standards;

•       holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•       demonstrates business acumen and experience, and ability to exercise sound business judgments in matters that relate to the current and long-term objectives of the Company;

•       ability to read and understand basic financial statements and other financial information pertaining to the Company;

•       commitment to understand the Company and its business, industry and strategic objectives;

•       commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and shareholders, and to generally fulfill all responsibilities as a director of the Company;

•       willingness to represent and act in the interests of all shareholders of the Company rather than the interests of a particular group;

•       good health and ability to serve for at least five years; and

•       for prospective non-employee directors, independence under SEC and applicable NYSE rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•       whether the prospective nominee will foster a diversity of backgrounds and experiences, and will add to or complement the Board’s existing strengths;

•       whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and NYSE rules; and

•       for incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee evaluates the current members of the Board whose terms are expiring and who are willing to serve an additional term utilizing the criteria described above to determine whether to recommend such directors for re-election. Paul Marciano and Anthony Chidoni are current members of the Board who are standing for re-election. Judith Blumenthal initially came to the attention of the Nominating and Governance Committee through a third party professional search firm. Kay Isaacson-Leibowitz, who was appointed by the Board as a Class III director in July 2006, also initially came to the attention of the Nominating and Governance Committee through a third party professional search firm. In each case, the Company incurred customary fees for the director search services provided by the search firm.

The Nominating and Governance Committee also regularly assesses whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, shareholders, members of management or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee which is not proposed by a shareholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Executive Sessions

Executive sessions of non-management directors are held at least four times a year. The sessions are chaired by Alex Yemenidjian, who has been appointed Lead Independent Director of the Company. Any non-management director can request that an additional executive session be scheduled.

Communications with the Board

You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.

Governance Guidelines and Committee Charters

The Company’s Governance Guidelines, which satisfy the NYSE’s listing standards for “corporate governance guidelines,” as well as the charters for each of the committees of the Board, are available at http://www.guessinc.com/Investors/. Any person may request a copy of the Company’s Governance Guidelines or the charter of any of the committees of the Board, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Code of Conduct

The policies comprising our code of conduct are set forth in the Company’s Code of Conduct (the “Code of Conduct”), which was attached as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003. These policies satisfy the SEC’s requirements for a “code of ethics,” and apply to all directors, officers (including our principal executive officer, principal financial officer and principal accounting officer or controller) and employees. The Code of Conduct is published on our website at http://www.guessinc.com/Investors/. Any person may request a copy of the Code of Conduct, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Indemnification of Directors

The General Corporation Law of the State of Delaware provides that a company may indemnify its directors and officers as to certain liabilities. The Company’s Restated Certificate of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with certain directors and officers to effectuate these provisions and has purchased directors’ and officers’ liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

PROCESSES AND PROCEDURES FOR DETERMINATION OF
EXECUTIVE AND DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company’s compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two Board members who satisfy the independence requirements of the NYSE. The Compensation Committee may form and delegate authority to subcommittees when appropriate. At all times during 2006, the Compensation Committee consisted of at least three Board members, each of whom the Board has affirmatively determined satisfies these independence requirements.

The Compensation Committee Charter sets forth the purpose of and other matters pertaining to the Compensation Committee. The Compensation Committee Charter is available on the Company’s website at http://www.guessinc.com/Investors/. Pursuant to its Charter, the Compensation Committee’s responsibilities include the following:

•       review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other officers of the Company;

•       evaluate the Chief Executive Officer’s performance in light of such goals and objectives;

•       set officers’ compensation levels, including base salary, annual incentive opportunities, long-term incentive opportunities and benefits;

•       review and approve employment, consulting, severance or retirement arrangements and/or change in control agreements or provisions covering any current or former officers of the Company;

•       review and recommend to the Board appropriate director compensation programs for non-employee directors;

•       review its own performance and assess the adequacy of its Charter;

•       approve stock option grants and other equity-based or incentive awards;

•       the authority to retain and terminate any compensation consultant used to assist in the evaluation of officer compensation, including to approve the consultant’s fees and other retention terms; and

•       produce a report of the Compensation Committee to be included in the Company’s annual proxy statement.

Our Chief Executive Officer and Chairman of the Board recommend to the Compensation Committee salary, annual bonus, equity-based awards and long-term compensation levels for less senior officers, including the other Named Officers (as defined under “Compensation Discussion and Analysis” below). Our President and Chief Operating Officer assists the Chief Executive Officer and Chairman of the Board in reviewing performance and formulating these recommendations to the Compensation Committee. These executive officers also provide financial and other information to the Compensation Committee to assist in determining appropriate compensation levels. Our other executive officers, including the other Named Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Officers and our other senior executive officers. While the Compensation Committee reviews and makes recommendations regarding compensation paid to the non-employee directors, the compensation for these directors is determined by the Board.

Equity awards to all employees, including all officers subject to Section 16 of the Securities Exchange Act of 1934, are made by the Compensation Committee. During 2006, the Compensation Committee met seven times and took action by written consent seven times.

As indicated above, pursuant to its Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our officers (including all of the Named Officers). During 2005 and 2006, the Compensation Committee retained the services of Pearl Meyer & Partners, an independent compensation consulting firm, to assist it in assembling and analyzing compensation levels among peer companies and to prepare compensation analysis and summaries with respect to various levels of management, including the Named Officers, as well as non-employee directors. From time to time, management has also engaged compensation consultants, including Pearl Meyer & Partners, to perform compensation reviews and assist in making recommendations to the Compensation Committee regarding compensation programs and levels.

DIRECTOR COMPENSATION

Compensation for individuals who were members of our Board of Directors at any time during 2006 and who were not also our employees (referred to herein as “Non-Employee Directors”) generally consisted of annual retainers, fees for attending meetings and equity awards. All equity award amounts and related share price information discussed herein have been adjusted to reflect the Company’s two-for-one stock split that became effective March 13, 2007.

DIRECTOR COMPENSATION—CALENDAR 2006

The following table presents information regarding the compensation paid during 2006 to Non-Employee Directors. The compensation paid to any director who was also one of our employees during 2006 is presented below in the “Summary Compensation Table—Calendar 2006” and the related explanatory tables. Such employee-directors are not entitled to receive additional compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)
Anthony Chidoni	76,000	92,197	80,125	248,322
Kay Isaacson-Leibowitz	27,500	11,356	6,411	45,267
Alice Kane	66,000	92,197	73,634	231,831
Karen Neuburger	53,000	100,110	82,510	235,620
Alex Yemenidjian	72,000	95,941	66,166	234,107

(1)          The amounts reported in Columns (c) and (d) reflect the aggregate dollar amounts recognized for stock awards and option awards, as indicated, for financial statement reporting purposes with respect to 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in these columns, please see the discussion of stock and option awards contained in Note 16 (Stock-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report filed on Form 10-K.

(2)          As described below, on January 3, 2006, the Company granted each of our Non-Employee Directors, other than Ms. Isaacson-Leibowitz who was appointed to the Board on July 18, 2006, an annual award of 15,000 stock options and 8,000 shares of restricted stock. Each of these stock option awards had a value equal to $159,900 on the grant date, and each of these restricted stock awards had a value equal to $144,480 on the grant date. In connection with her appointment to the Board on July 18, 2006, Ms. Isaacson-Leibowitz received an award of 4,830 stock options and 2,486 shares of restricted stock during 2006, with values on the grant date equal to $56,366 and $50,006, respectively. Each of the foregoing values reflects the value established for financial statement reporting purposes. See footnote (1) above for the assumptions used to value these awards.

(3)          The following table presents the number of shares subject to outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of December 31, 2006.

Director	Number of Shares Subject to Outstanding and Unexercised Option Awards	Number of Unvested Stock Awards
Anthony Chidoni	164,516	14,000
Kay Isaacson-Leibowitz	4,830	2,486
Alice Kane	37,500	14,000
Karen Neuburger	44,250	14,000
Alex Yemenidjian	39,000	14,000

Annual Retainer and Meeting Fees

The following table sets forth the schedule of annual retainers and meeting fees in effect during 2006 for each Non-Employee Director:

Type of Fee	Dollar Amount ($)
Annual Board Retainer	35,000
Additional Annual Retainer to Chair of Audit Committee	12,000
Additional Annual Retainer to Chair of Compensation Committee and Nominating and Governance Committee	8,000
Additional Attendance Fee per Committee Meeting Attended	1,000
Additional Attendance Fee per Board Meeting Attended	1,500

All Non-Employee Directors are eligible to defer up to 100% of their annual retainer and meeting fees under the Company’s Non-Qualified Deferred Compensation Plan, as more fully described below under “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Non-Qualified Deferred Compensation Plan.” All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Awards

Our Non-Employee Directors are granted equity awards under the Guess?, Inc. 2006 Non-Employee Directors’ Stock Grant and Stock Option Plan (the “Director Plan”). On July 5, 2006, the Compensation Committee and the Board approved an amendment to the Director Plan (the “Director Plan Amendment”) to change the initial and annual automatic option and restricted stock grants to Non-Employee Directors from share-based grants to dollar-based grants.

Prior to the Director Plan Amendment, Non-Employee Directors were entitled to receive equity grants under the Director Plan as follows: (i) upon joining the Board, an award of 4,000 shares of restricted stock and an option to purchase 24,000 shares of Common Stock and (ii) on the first business day of each fiscal year, an award of 8,000 shares of restricted stock and an option to purchase 15,000 shares of Common Stock. Following the Director Plan Amendment, Non-Employee Directors are entitled to receive equity grants under the Director Plan as follows: (a) upon joining the Board, an award of a number of restricted shares equal in value to $50,000 and an option to purchase a number of shares of Common Stock equal in value to $50,000 and (b) on the first business day of each fiscal year, an award of a number of restricted shares equal in value to $90,000 and an option to purchase a number of shares of Common Stock equal in value to $90,000. The number of restricted shares awarded is determined by dividing the applicable dollar amount by the fair market value of the Company’s Common Stock on the date of grant and the number of options granted is determined by dividing the applicable dollar amount by a Black Scholes option value of each option on the date of grant, calculated based on certain specified assumptions. The shift from a share-based grant allocation to a dollar-based grant allocation was intended to significantly reduce the volatility of director compensation due to stock price fluctuations, while ensuring that future changes in share price will be automatically reflected in all future equity grants under the Director Plan. As a result of the Director Plan Amendment, each of the Non-Employee Directors received an annual grant of 2,838 restricted shares and options to purchase 5,660 shares on January 2, 2007, significantly fewer than the 8,000 restricted shares and options to purchase 15,000 shares they would have received under the Director Plan prior to the Director Plan Amendment.

The Director Plan also permits Non-Employee Directors to elect to receive their annual cash retainer fees in the form of stock options, as described in more detail under “—Stock Option Grants” below.

Stock Option Grants.   The stock options granted under the Director Plan are ten-year non-qualified stock options. The exercise price of the stock options is equal to 100% of the fair market value of a share of the Company’s Common Stock on the date of grant. Subject to continued service and earlier termination as described below, each option automatically granted upon joining the Board or as an annual award becomes exercisable in four equal installments on each of the first four anniversaries of the date of grant.

In addition, each Non-Employee Director may elect to receive stock options in lieu of 100% of his or her annual cash retainer fees for service on the Board during a fiscal year (or, if his or her initial election or appointment to the Board occurs after the commencement of the fiscal year, then for the remainder of the fiscal year) (referred to as an “election period”). The number of shares of Common Stock subject to each option granted pursuant to such an election is calculated using the formula (A x B)/C, where “A” equals the dollar amount of annual retainer fee deferred, “B” equals 2.50 and “C” equals the fair market value of one share of Common Stock on the applicable election date, with fractional shares rounded up to the nearest whole number. Subject to continued service and earlier termination as described below, each stock option becomes exercisable in four equal installments on the first day of each of the first four fiscal quarters following the date of grant.

The ten year term of each option may be shortened if the director’s service terminates. If a Non-Employee Director’s service as a director terminates due to death, his or her legal representative will have one year from the date his or her service terminates, to exercise his or her vested options. If a Non-Employee Director’s service as a director terminates due to disability, he or she will have one year from the date his or her service terminates to exercise his or her vested options, provided that if the director dies during the one-year period, any unexercised option held by the director will remain exercisable for one year from the date of death. If a Non-Employee Director’s service as a director terminates for any reason other than due to death or disability, the director will have six months from the date his or her service terminates to exercise his or her vested options, provided that if the director dies during the six-month period, any unexercised vested option held by the director will remain exercisable for one year from the date of death. Notwithstanding the foregoing, if a Non-Employee Director has completed one full three-year term of service and his or her service on the Board terminates because he or she does not stand for re-election at the completion of such term, the director’s initial option grant will become vested on the date of such termination as to the portion that was scheduled to vest on the third anniversary of the date of grant if the three-year term of service was completed before the third anniversary date. In all cases, any portion of an option that is unvested on the termination of service will automatically be forfeited.

The options granted to Non-Employee Directors do not include any dividend or dividend equivalent rights. However, Non-Employee Directors are entitled to dividends with respect to shares purchased under a vested option at the same rate as the Company’s other shareholders.

Restricted Stock Grants.   Subject to continued service, each restricted stock award becomes vested and non-forfeitable as to 100% of the shares subject to such award on the first to occur of (i) the second year anniversary of the date of grant or (ii) a termination of service if the Non-Employee Director has completed one full term of service and he or she does not stand for re-election at the completion of such term. Non-Employee Directors are entitled to voting and dividend rights with respect to the restricted shares. If a Non-Employee Director’s service as a director terminates for any reason, any restricted shares that are not fully vested and free from restriction as of the director’s termination of service will automatically be forfeited and returned to the Company.

General.   The Director Plan is administered by the Board, although it is the intent that grants of awards under the plan be, to the maximum extent practicable, self-effectuating. This authority includes (i) making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits and (ii) interpreting the terms and provisions of the Director Plan and any award issued thereunder.

In the event of a “change in control” of the Company (as defined in the Director Plan), all outstanding options will become fully exercisable as of the date of the change in control and restricted shares then outstanding will vest 100% free of restrictions as of the date of the change in control. In the case of a change in control involving a merger of the Company or a consolidation involving the Company in which the Company is not the surviving entity or becomes a wholly owned subsidiary of the surviving entity or any parent thereof, each outstanding option will be converted into an option to acquire Common Stock of the surviving entity or its parent, with substantially the same terms and conditions, with appropriate adjustments as to the number and kind of shares and exercise prices.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of the Company and our three other most highly compensated individuals who were serving as executive officers as of December 31, 2006. These individuals are referred to as the “Named Officers” in this Proxy Statement. During all of 2006, Maurice Marciano and Paul Marciano served as Co-Chairmen of the Board and Co-Chief Executive Officers of the Company. Effective January 1, 2007, as described under “—Executive Compensation Program Objectives and Overview” below, Maurice Marciano transitioned to a position as sole Chairman of the Board and Paul Marciano transitioned to a position as sole Chief Executive Officer and Vice Chairman of the Board. In addition, following the departure of Frederick Silny as our Chief Financial Officer on May 9, 2006, Carlos Alberini, our President and Chief Operating Officer, served as interim Chief Financial Officer until July 5, 2006, at which time Dennis Secor began his employment with the Company as our new Chief Financial Officer. All equity award amounts and related share price information discussed herein have been adjusted to reflect the Company’s two-for-one stock split that became effective March 13, 2007.

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board. None of the Named Officers are members of the Compensation Committee. Our Chief Executive Officer and Chairman of the Board recommend to the Compensation Committee salary, cash incentive awards, equity-based awards and long-term compensation levels for less senior officers, including the other Named Officers. Our President and Chief Operating Officer assists the Chief Executive Officer and Chairman of the Board in reviewing performance and formulating these recommendations to the Compensation Committee. These executive officers also provide financial and other information to the Compensation Committee to assist in determining appropriate compensation levels. Our other executive officers, including the other Named Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Officers and our other senior executive officers.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, motivate and retain qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our shareholders. In structuring the Company’s current executive compensation programs, we are guided by the following basic philosophies:

•       Competition.   The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•       Pay for Performance.   A substantial portion of compensation should be tied to Company (and/or particular department or segment) and individual performance.

•       Alignment with Shareholder Interests.   A substantial portion of compensation should be contingent on the Company’s performance. As an executive officer’s level of responsibility increases, a greater portion of the officer’s total compensation should be dependent on the Company’s performance.

As described in more detail below, the material elements of our current executive compensation program for Named Officers include a base salary, an annual cash incentive opportunity, a long-term equity incentive opportunity, a non-qualified deferred compensation plan, 401(k) retirement benefits, a supplemental executive retirement plan for certain Named Officers and severance protection for terminations of certain Named Officers’ employment.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Base salaries, the non-qualified deferred compensation plan, 401(k) retirement benefits, supplemental executive retirement plan and severance and other termination benefits are all primarily intended to attract, motivate and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract, motivate and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

Our annual cash incentive opportunity is primarily intended to hold executives accountable for performance, although we also believe it aligns Named Officers’ interests with those of our shareholders and helps us attract, motivate and retain executives. Our long-term equity incentives are primarily intended to align Named Officers’ interests with those of our shareholders, although we also believe they help hold executives accountable for performance and help us attract, motivate and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of shareholder value, and therefore the value of these benefits is dependent on performance. Each Named Officer’s annual cash incentive opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. Long-term equity incentives are generally paid out or earned on a longer-term basis and are designed to reward performance over one or more years.

These individual compensation elements are intended to create a total compensation package for each Named Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities. As indicated above, during 2005 and 2006, the Compensation Committee and management retained Pearl Meyer & Partners, an independent compensation consulting firm, to assist in assembling and analyzing compensation levels among peer companies, prepare compensation analysis and summaries with respect to various levels of management, including the Named Officers, as well as non-employee directors, perform compensation reviews and assist in making recommendations to the Compensation Committee regarding compensation programs and levels. For our compensation analysis during 2005, which was considered for 2006 compensation levels, we evaluated information regarding a peer group of publicly-traded retail apparel and accessories companies identified by Pearl Meyer & Partners in conjunction with management recommendations. We believed that these peer group companies had similar operations, competed in similar markets and competed with the Company for executive talent. The companies that comprised the peer group for 2005 and 2006 were Abercrombie & Fitch Co., Aéropostale, Inc., American Eagle Outfitters, Inc., bebe stores, inc., Charlotte Russe Holding, Inc., Chico’s FAS, Inc., Coach, Inc., Kenneth Cole Productions, Inc., Fossil, Inc., The Gymboree Corporation, Hot Topic, Inc., Steve Madden, Ltd., Pacific Sunwear of California, Inc., Polo Ralph Lauren Corporation, Quiksilver, Inc., The Timberland Company and Urban Outfitters, Inc. Although the peer group composition differs from the S&P 1500 Apparel Retail Index, which the Company selected as the industry index for purposes of the stock performance graph appearing in the Company’s 2006 Annual Report on Form 10-K, we believe these peer group companies provide relevant comparative compensation data for the Company. The peer group information was supplemented with additional compensation survey data to help establish market compensation levels for the analysis.

Consistent with our compensation philosophies described above, our goal for 2006 was to provide each Named Officer with a current executive compensation program that was competitive in light of the compensation paid to comparable executives at our peer group companies. To that end, we generally targeted the level of each element of compensation at between the 50th and 75th percentile within our peer group of companies assuming target performance by the Company. Since the cash and equity award opportunities for Named Officers are generally based on the achievement of particular performance goals, performance below target should result in total compensation paid to Named Officers at below the 50th percentile within our peer group of companies. However, we have the ability to, and do, exercise discretion to set compensation levels that are above or below these benchmarks.

Also during 2006, the Compensation Committee engaged in a lengthy and detailed review of the total compensation packages for Maurice Marciano and Paul Marciano, who throughout 2006 served as Co-Chairmen of the Board and Co-Chief Executive Officers. In connection with this review, the Compensation Committee engaged outside legal counsel as well as Pearl Meyer & Partners to, among other things, assist in assembling and analyzing compensation information, advise regarding proposed compensation terms and review proposed documentation. As a result of this comprehensive process, the Compensation Committee approved Amended and Restated Employment Agreements for each of Maurice Marciano and Paul Marciano, effective as of January 1, 2007 (the “New Marciano Employment Agreements”). Pursuant to the New Marciano Employment Agreements, effective as of January 1, 2007, Maurice Marciano transitioned from his position as Co-Chairman of the Board and Co-Chief Executive Officer to Chairman of the Board, and Paul Marciano transitioned from his position as Co-Chairman of the Board and Co-Chief Executive Officer to Chief Executive Officer and Vice Chairman of the Board.

The New Marciano Employment Agreements replaced the existing employment agreements with Maurice Marciano and Paul Marciano that were originally entered into as of August 13, 1996 in connection with the Company’s initial public offering (the “Original Marciano Employment Agreements”). Because the terms of the Original Marciano Employment Agreements were effective through December 31, 2006 and governed compensation paid to Maurice Marciano and Paul Marciano with respect to 2006, the descriptions throughout this Proxy Statement reflect the terms of the Original Marciano Employment Agreements rather than the New Marciano Employment Agreements, unless otherwise indicated. For a summary of the key terms of the New Marciano Employment Agreements, which became effective as of January 1, 2007, see “—Description of Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.

Current Executive Compensation Program Elements

Base Salaries

The Compensation Committee reviews and approves base salaries for Named Officers annually and in connection with promotions or other changes in responsibilities. In addition, each of Maurice Marciano, Paul Marciano, Carlos Alberini and Stephen Pearson have entered into employment agreements with the Company that provide for minimum base salaries. For a more complete description of these employment agreements, see “—Description of Employment Agreements” below. The Compensation Committee generally reviews the base salaries for each Named Officer in the first quarter of each year to set salaries. We consider market data, individual compensation history, pay in relation to other executives at the Company, tax deductibility, individual job performance and future potential, as well as evaluations and recommendations by senior management in determining base salary. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. The amount of base salary paid to each Named Officer for 2006 is reported in Column (c) of the “Summary Compensation Table—Calendar 2006” below.

Annual Cash Incentive Awards

We believe that a significant portion of compensation for executive officers should be based on the financial performance of the Company, with the opportunity to earn substantial awards in connection with superior business performance. Annual cash incentive awards are generally payable to the Company’s Named Officers under the Company’s Annual Incentive Bonus Plan (the “Bonus Plan”), a performance-based plan intended to motivate key employees by directly linking cash incentive awards to specific pre-established performance goals. Specific measurements that can be used by the Compensation Committee (in its sole discretion) each period are set forth in the Bonus Plan. We approve threshold, target and stretch performance goals and potential cash incentive awards at the beginning of each performance period. Actual cash incentive amounts are calculated based on the extent to which the pre-established performance goals are achieved with respect to each participant. Cash incentive awards are paid under the Bonus Plan only if threshold performance goals are met or exceeded. The Compensation Committee certifies the attainment level of all goals and approves specific payments to executive officers. The Compensation Committee also reviews the performance of each Named Officer and may reduce (but not increase) actual cash incentive payments under the Bonus Plan. Cash incentive awards granted under the Bonus Plan are intended to qualify as “performance-based” awards for purposes of Section 162(m) of the Internal Revenue Code and therefore not subject to the deductibility limitations of Section 162(m), as explained in more detail below under “—Section 162(m) Policy.” In addition, the Compensation Committee also retains discretion to recommend additional discretionary bonuses during the year based on factors such as individual, department or business segment performance. Discretionary reductions to cash incentive awards granted under the Bonus Plan and additional discretionary bonuses represent the means by which individual performance may be factored into the incentive payout amount, consistent with our philosophy that a substantial portion of compensation should be tied to Company and individual performance.

The Named Officers’ cash incentive opportunities for 2006 contained threshold, target and stretch incentive amounts, expressed as a percentage of base salary, which were approved by the Compensation Committee upon the recommendation of Maurice Marciano and Paul Marciano, except with respect to their own percentages. The percentages for each Named Officer were generally determined by reference to comparable bonus opportunities at our peer group of companies based on the analysis performed by Pearl Meyer & Partners during 2005, internal comparability with percentage targets of other executives and the executive’s level of responsibility, experience and knowledge. Depending on performance against the pre-established goals for 2006, Named Officers were eligible to receive cash incentive opportunities of between 20% and 50% of base salary at threshold performance, between 40% and 100% of base salary at target performance and between 60% and 160% of base salary at stretch performance. The percentage incentive amounts generally increase as an executive’s responsibilities increase, reflecting our compensation philosophy that, as an executive officer’s level of responsibility increases, a greater portion of the officer’s total compensation should be dependent on the Company’s performance. In addition, although Stephen Pearson was made eligible to participate in the cash incentive opportunity under the Bonus Plan for 2006, the terms of Mr. Pearson’s employment agreement, as described more fully below under “—Description of Employment Agreements,” provided for a guaranteed cash bonus equal to 50% of his base salary, prorated from the effective date of his employment agreement, with respect to 2006.

The performance goals to be satisfied for 2006 under the cash incentive award program were expressed in terms of earnings per share of the Company or particular segments thereof, operating earnings by segment or, in certain cases, gross margins by segment, reflecting the Compensation Committee’s belief that these financial metrics closely correlate to growth in shareholder value and are straightforward to administer and communicate. The Compensation Committee established the 2006 annual cash incentive target performance goals at levels that the Compensation Committee believed were meaningful levels that would only be achieved if the Company (or the particular segment thereof) performed above expectations for the period. Stretch performance goals were established at levels that were not expected to be achieved unless the Company performed significantly above expectations.

In the first quarter of fiscal 2007, the Compensation Committee reviewed the Company’s performance with respect to the pre-established performance goals for 2006, certified the level of performance achieved and approved incentive payouts under the cash incentive program based on that review. As a result of the Company’s extraordinary financial results during 2006, the Company exceeded the Bonus Plan’s pre-established stretch performance goals for cash incentive awards for 2006 with respect to each of the Named Officers. The amount of the corresponding cash incentive award approved by the Compensation Committee for each Named Officer for 2006 is presented in Column (g) of the “Summary Compensation Table—Calendar 2006” below.

Special Cash Incentive Awards for Paul Marciano

In addition to the annual cash incentive award, the Compensation Committee approved two separate licensing-based cash incentive opportunities for Paul Marciano with respect to 2006. In determining these potential awards, the Compensation Committee considered the substantial contributions of Mr. Paul Marciano to the Company, and in particular his significant contributions to the Company’s licensing business.

The first licensing-based cash incentive opportunity, approved during 2005, was based in part upon the Compensation Committee’s determination that Mr. Paul Marciano’s performance and contributions were essential to the negotiation and execution at that time of several new licensing agreements and extensions on behalf of the Company, including licensing agreements with respect to Guess? watches, eyewear and handbags. The terms of these three license agreements alone provide for special fixed royalty payments to the Company of $92.7 million in the aggregate, in addition to increased standard royalties and other amounts normally associated with the Company’s license agreements. Of such special fixed royalty payment amounts, a total of $42.7 million had already been received by the Company at the time of approving this award opportunity, with the remainder to be paid over time under the terms of the three license agreements, including a payment of $35.0 million due to the Company in 2012 (the “2012 Payment”). Although Mr. Paul Marciano’s past performance was influential in the Committee’s decision to provide him with an opportunity to earn future bonuses, these amounts will not be paid unless the pre-established performance targets for future periods are achieved.

The following chart indicates the cash incentive awards to be paid to Mr. Paul Marciano under the Company’s 2004 Equity Incentive Plan if pre-established performance targets with respect to earnings from operations for the Company’s licensing segment are achieved (the “Multi-Year Licensing Opportunity”).

Performance Period	Incentive Compensation Award
Fourth Quarter 2005	$3.0 million (The Compensation Committee certified the achievement of the performance standard and this amount was therefore paid in 2006 with respect to the fourth quarter 2005 performance period)
2006 Calendar Year

$1.3 million (The Compensation Committee certified the achievement of the performance standard and this amount was therefore paid in 2007 with respect to the 2006 performance period. The amount of the corresponding payout is included in Column (g) of the “Summary Compensation Table—Calendar 2006” below.)

2007 Calendar Year	$1.5 million (Payable only upon certification of achievement of performance standard for 2007 calendar year)
2008 Calendar Year	$3.5 million (Payable only upon certification of (i) achievement of performance standard for 2008 calendar year and (ii) receipt by the Company of the $35.0 million 2012 Payment due in January 2012)

In addition to the Multi-Year Licensing Opportunity, the Compensation Committee approved a separate performance-based cash incentive for Mr. Paul Marciano under the Bonus Plan based on earnings from operations for the Company’s licensing segment during fiscal 2006. Based on performance against this measure, which the Compensation Committee reviewed and certified, Mr. Paul Marciano received an additional cash award of $1,287,459 for 2006. As a result of the two licensing-based cash incentive awards and the annual cash incentive award, the total cash incentive award received by Mr. Paul Marciano for 2006 was $4,187,459.

Long-Term Equity Incentive Awards

The Company’s policy is that the Named Officers’ long-term compensation should be directly linked to the value provided to our shareholders. Therefore, with the exception of the special cash incentive awards for Mr. Paul Marciano described above, 100% of the Named Officers’ long-term compensation is currently awarded in the form of stock options and restricted stock. The number of shares of the Company’s Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Officer’s current position with the Company, the size of comparable awards to comparable executives at our peer group companies, and the individual’s personal performance in recent periods.

The Compensation Committee has the authority to grant stock options, restricted stock and other awards under the Company’s 2004 Equity Incentive Plan. For 2006, we approved a performance-based program whereby Named Officers were eligible to receive equity awards in the form of stock options and/or restricted stock upon the achievement of certain pre-established threshold, target and stretch Company or segment net earnings performance goals, reflecting the Compensation Committee’s belief that net earnings closely correlates to growth in shareholder value and is straightforward to administer and communicate. Depending on performance against the pre-established goals for fiscal 2006, Named Officers were eligible to receive equity grants made up of a predetermined combination of stock options and restricted stock at a value of between 20% and 50% of base salary at threshold performance, between 60% and 200% at target performance or between 80% and 250% at stretch performance. For these purposes, stock options are valued using the Black Scholes Model and restricted stock is valued at the same price as the Company’s unrestricted Common Stock. The percentage of base salary varies depending on the executive’s level of responsibility, with more senior executive officers generally eligible to receive a higher percentage of compensation subject to financial performance. The Compensation Committee established the 2006 equity incentive target performance goals at levels that the Compensation Committee believed were meaningful levels that would only be achieved if the Company (or the particular segment thereof) performed above expectations for the period. Stretch performance goals were established at levels that were not expected to be achieved unless the Company performed significantly above expectations.

Actual equity awards are calculated based on the extent to which the pre-established performance goals are achieved with respect to each participant. Equity awards are paid to Named Officers under the performance-based program only if threshold performance goals are met or exceeded. The Compensation Committee certifies the attainment level of all goals and approves specific equity awards to executive officers. The Compensation Committee also reviews the performance of each Named Officer and may reduce (but not increase) actual equity incentive awards under the performance-based program. Equity awards granted under the performance-based program are intended to qualify as “performance-based” awards for purposes of Section 162(m) of the Internal Revenue Code and therefore not subject to the deductibility limitations of Section 162(m), as explained in more detail below under “—Section 162(m) Policy.” In addition, the Compensation Committee also retains discretion to recommend additional discretionary equity awards during the year based on factors such as individual, department or business segment performance. Discretionary reductions to performance-based equity awards and additional discretionary equity awards granted under the 2004 Equity Incentive Plan represent the means by which individual performance may be factored into the long-term incentive payout amount, consistent with our philosophy that a substantial portion of compensation should be tied to Company and individual performance.

In the first quarter of fiscal 2007, the Compensation Committee reviewed the Company’s performance with respect to the pre-established performance goals, certified the level of performance achieved and approved incentive payouts under the equity incentive program based on that review. As a result of the Company’s extraordinary financial results during 2006, the Company exceeded the pre-established stretch performance goals for equity incentive awards for 2006 with respect to each of the Named Officers. Although stretch performance goals were met, the Compensation Committee exercised its discretion to reduce certain of these equity awards based on the Compensation Committee’s subjective assessment of individual and segment performance. The Compensation Committee also approved certain discretionary equity awards, in addition to the stretch award amounts, under the 2004 Equity Incentive Plan to Paul Marciano, Maurice Marciano and Carlos Alberini based on the Compensation Committee’s subjective assessment of their extraordinary individual contributions to the performance of the Company during 2006. The corresponding number of stock options and restricted shares approved by the Compensation Committee and granted on March 19, 2007 with respect to 2006 performance, including a description of the discretionary award amounts, are presented in footnote 2 to the “Grants of Plan-Based Awards in Calendar 2006” table below.

Stock Options.   The Company makes a portion of its long-term incentive grants to Named Officers in the form of stock options with an exercise price that is equal to the fair market value of the Company’s Common Stock on the grant date. Thus, the Named Officers will only realize value on their stock options if our shareholders realize value on their shares. The stock options also function as a retention incentive for our executives as they generally vest over the four year period following the performance period. In 2006, the Compensation Committee granted stock options to each of our Named Officers (other than Frederick Silny) with respect to 2005 performance and, in the case of Stephen Pearson and Dennis Secor, with respect to their initial employment grants. The material terms of these options are described below under “Description of Plan-Based Awards—Stock Options.”

Restricted Stock.   The Company makes a portion of its long-term incentive grants to Named Officers in the form of restricted stock. The Company has determined that it is advisable to grant restricted stock in addition to stock options (and in lieu of larger stock option grants) in order to minimize stock expense to the Company and dilution. The restricted stock awards also function as a retention incentive as they generally vest over the four year period following the performance period. In 2006, the Compensation Committee granted restricted stock to each of our Named Officers (other than Frederick Silny) with respect to 2005 performance and, in the case of Stephen Pearson and Dennis Secor, with respect to their initial employment grants. The material terms of the restricted stock awards are described below under “Description of Plan-Based Awards—Restricted Stock.”

401(k) Retirement Benefits

The Company provides retirement benefits to the Named Officers who have achieved a minimum of one year of service under the terms of its tax-qualified 401(k) plan. In 2006, the Company made a discretionary matching contribution on behalf of each participant equal to the lesser of (i) 25% of the amount contributed by the participant or (ii) 1.5% of the participant’s compensation for the year. These Company contributions function as a retention incentive as they vest over the first five (5) years of service with the Company. The Named Officers participate in the plan on substantially the same terms as our other participating employees.

Non-Qualified Deferred Compensation Plan

During 2005, the Company adopted a Non-Qualified Deferred Compensation Plan (the “DCP”) which became effective January 1, 2006. Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Officers, and members of the Board may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company may make contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Officers because of applicable Internal Revenue Code and ERISA limits. The Company may also make other discretionary contributions, although it did not do so for 2006. The Company believes that providing the Named Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. Information with respect to the Named Officers’ participation in the DCP is presented in the “Non-Qualified Deferred Compensation Plan Table” and the material terms of the DCP are described following the “Non-Qualified Deferred Compensation Plan Table” below.

Supplemental Executive Retirement Plan

During 2005, the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) which became effective January 1, 2006. The SERP will provide select employees who satisfy certain eligibility requirements with certain benefits upon retirement, termination of employment, death, disability or a change in control of the Company, in certain prescribed circumstances. The current participants in the SERP are Maurice Marciano, Paul Marciano and Carlos Alberini. The Company believes that providing its Named Officers with supplemental pension benefits under the SERP recognizes the substantial past and expected future contributions of the participating Named Officers and can provide a valuable retention incentive.

Annual benefits available under the SERP (“SERP Benefits”) are calculated by multiplying the participant’s highest average compensation (including base salary and certain bonuses) during any two of the final three years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Mr. Maurice Marciano and Mr. Paul Marciano and 50% of such average compensation for all other participants, including Mr. Alberini. Bonus amounts earned by Mr. Paul Marciano under the Multi-Year Licensing Opportunity (as more fully described under “—Special Cash Incentive Awards for Paul Marciano” above), including $1,300,000 of Mr. Paul Marciano’s total 2006 cash incentive award of $4,187,459, will not count toward Mr. Paul Marciano’s average compensation amount for purposes of calculating SERP Benefits. SERP Benefits are also subject to a vesting schedule. At December 31, 2006, Mr. Maurice Marciano and Mr. Paul Marciano were each credited with twenty-four years of service (at which time, each of the executives had served approximately twenty-five years) and were fully vested in their SERP Benefits and Mr. Alberini was credited with six years of service (reflecting his actual years of service) and was 20% vested in his SERP Benefits. Mr. Alberini will incrementally vest in his SERP Benefits at the rate of 20% per year of SERP participation. Notwithstanding any vesting schedule, SERP Benefits become fully vested upon the participant’s death or disability or upon a change in control of the Company.

Additional information with respect the Named Officers’ participation in the SERP is presented in the “Pension Benefits Table” and the material terms of the SERP are described following the “Pension Benefits Table” below. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in “Potential Payments Upon Termination or Change in Control” below.

Severance and Other Benefits Upon Termination of Employment

In order to support our compensation objective of attracting, retaining and motivating qualified executives, we believe that, in certain cases, we may need to provide Named Officers with severance protections upon certain types of termination. These severance protections are negotiated on an individual by individual basis in connection with the negotiation of other employment terms, typically in connection with the entering into of employment agreements or employment offer letters with each Named Officer.

As discussed above, during 2006, the Compensation Committee approved the New Marciano Employment Agreements for each of Maurice Marciano and Paul Marciano, effective as of January 1, 2007, which replaced the existing employment agreements with Maurice Marciano and Paul Marciano that were originally entered into as of August 13, 1996 in connection with the Company’s initial public offering. Both the Old Marciano Employment Agreements and the New Marciano Employment Agreements provide severance protections for Maurice Marciano and Paul Marciano. In determining the terms and conditions of the New Marciano Employment Agreements, including the appropriate level of severance protections, the Compensation Committee relied upon the advice of and certain competitive market data provided by Pearl Meyer & Partners. The Compensation Committee determined that the provisions of the New Marciano Employment Agreements were reasonable in light of the importance to the Company and its stockholders of securing the continued service of Maurice Marciano and Paul Marciano and the desire to bring the terms of the New Marciano Employment Agreements in line with current market practices (given that it had been more than 10 years since the Old Marciano Employment Agreements had been entered into). Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the material terms of the severance protections included in the New Marciano Employment Agreements.

During 2006, the Compensation Committee also approved an employment agreement for Stephen Pearson, effective January 31, 2006, and an employment offer letter for Dennis Secor, dated June 9, 2006. Each of the employment agreement and offer letter provide severance protections that the Compensation Committee believes reflect the Company’s general policies regarding severance protections for its Named Officers to attract, motivate and retain each officer. Limited severance protections are also provided for the other Named Officers under the terms of their respective employment agreements and employment offer letters.

In addition to these individually negotiated severance protections, under the terms of our equity incentive plans, subject to limited exceptions set forth therein, if any person (other than Maurice Marciano and Paul Marciano) acquires more than 20% of the outstanding Common Stock or combined voting power of the Company, if certain changes in a majority of the Board of Directors occur over a period of not longer than two years, if shareholders approve certain mergers or consolidations involving more than a 20% change in ownership, or if shareholders approve certain reorganizations or a sale or other disposition of all or substantially all of the Company’s assets, or if the Company is liquidated, then, like all other employees, awards held by Named Officers then-outstanding under the equity incentive plans may become fully vested or paid, as applicable. Although this vesting will occur whether or not a Named Officer’s employment terminates, we believe it is appropriate to fully vest equity awards in these change in control situations because such a transaction may effectively end the Named Officers’ ability to realize any further value with respect to the equity awards.

Additional information concerning potential payments that may be made to the Named Officers in connection with their termination of employment or a change in control is presented in “Potential Payments Upon Termination or Change in Control” below.

Stock Ownership Guidelines

In order to encourage stock ownership by senior management and Non-Employee Directors of the Company, the Board adopted Stock Ownership Guidelines during 2006, effective as of January 1, 2007. The Stock Ownership Guidelines are intended to further align the financial interests of senior management and Non-Employee Directors with those of the Company’s shareholders. Under the Stock Ownership Guidelines, certain specified senior executives, including all of the Named Officers, and Non-Employee Directors are required to accumulate, over a five year period, and then retain, the following amounts of Company Common Stock:

Position	Stock Ownership Requirement
Chairman and CEO	Five times annual base salary
President	Four times annual base salary
Select Senior Executives (including all other Named Officers)	Two and one-half times annual base salary
Non-Employee Directors	Five times annual board retainer

For purposes of satisfying the Stock Ownership Guidelines, the following holdings count toward the required holding amounts: (i) shares owned directly (including through open market purchases, vesting of restricted stock awards or exercise of stock options), (ii) shares held by spouses or children or through certain trusts for the benefit of the participant, a spouse and/or children and (iii) stock option equivalents based on the value of “in-the-money” vested unexercised stock options. Participants will be required to confirm their individual stock holdings and submit a written plan to achieve the applicable ownership requirements within the specified time periods.

Option Grant Practices and Policies

It has been the practice of the Compensation Committee to establish the exercise price of stock options granted under our equity compensation plan, the 2004 Equity Incentive Plan, equal to the closing price of the Company’s common stock on the date of grant. We intend to continue this practice for grants in 2007.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a shareholder-approved plan. The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our shareholders’ best interests, such as time vested grants of restricted stock or retention bonuses, or as part of initial employment offers.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION(1)

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the four Non-Employee Directors named at the end of this report, each of whom is independent as defined by the NYSE listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s 2006 Annual Report on Form 10-K and in this Proxy Statement for the 2007 Annual Meeting, each as filed with the SEC.

By the Compensation Committee,
Alex Yemenidjian, Chairman
Anthony Chidoni
Kay Isaacson-Leibowitz
Karen Neuburger

(1)          SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

Of the Compensation Committee members whose names appear on the Compensation Committee Report above, Alex Yemenidjian, Anthony Chidoni and Karen Neuburger were committee members during all of 2006. Kay Isaacson-Leibowitz was appointed to the Compensation Committee effective July 18, 2006. No current member of the Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Company’s Compensation Committee during the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE—CALENDAR 2006

The following table presents information regarding compensation of our Named Officers for services rendered during 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)	(i)	(j)
Maurice Marciano Chairman of the Board	2006	900,000	—		286,755		503,106	1,440,000	7,897,920	260,375	11,288,156
Paul Marciano Chief Executive Officer and Vice Chairman	2006	1,000,000	—		174,938		428,594	4,187,459	11,206,731	116,350	17,114,072
Carlos Alberini President and Chief Operating Officer	2006	528,077	—		53,203		210,136	660,000	570,151	38,850	2,060,417
Stephen Pearson Executive Vice President and Chief Supply Chain Officer	2006	396,346	225,000	(5)	160,898		178,041	—	—	271,477	1,231,762
Michael Relich Senior Vice President and Chief Information Officer	2006	345,520	—		176,898		80,664	210,000	—	16,501	829,583
Dennis Secor Senior Vice President and Chief Financial Officer	2006	147,500	—		74,187		57,378	100,000	—	35,362	413,900
Nancy Shachtman President of Wholesale	2006	416,000	—		—		143,540	250,000	—	29,659	839,199
Frederick Silny Former Senior Vice President and Chief Financial Officer	2006	133,375	—		(22,410	)(6)	3,775	—	—	475,740	590,480

(1)           The amounts reported in Columns (e) and (f) above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see the discussion of equity incentive awards granted during 2006 contained in Note 16 (Stock-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report filed on Form 10-K.

(2)           The amounts reported in Column (g) above reflect the aggregate dollar amounts paid to Named Officers as cash incentive awards with respect to 2006 performance under the terms of the Bonus Plan and 2004 Equity Incentive Plan. The payouts were made in March 2007. The Named Officers’ cash incentive awards for 2005, which were paid in March 2006, are not reported in this table as they related to the 2005 performance period and were previously reported as part of the Named Officers’ compensation for 2005 in the proxy statement for our 2006 annual meeting.

(3)           Amounts represent the annual change in the actuarial present value of the Named Officer’s accrued aggregate pension benefit with respect to the Company’s Supplemental Executive Retirement Plan, or SERP. The change in the actuarial present value of the accrued aggregate pension benefit is based on the difference of the present value of the accrued benefit as of the December 31, 2006 measurement date and the present value of the accrued benefit as of the December 31, 2005 measurement date. Because the SERP became effective on January 1, 2006, the accrued aggregate pension value as of December 31, 2005 was zero. The actuarial present value of accrued benefits is based on a discount rate of 5.75% as of December 31, 2006, and the 1983 Group Annuity Mortality Table, post-retirement only. Participants are assumed to retire at age 65, the plan’s earliest termination date with unreduced benefits. The assumptions used are the same as those used for financial reporting purposes and contained in Note 10 (Supplemental Executive Retirement Plan) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report on Form 10-K. See “Pension Benefit Table” below. No amounts are included in Column (h) for earnings on deferred compensation because the Named Officers do not receive above-market or preferential earnings on compensation that is deferred on a basis that is not tax qualified. The earnings that the Named Officers received on deferred compensation are reported in the “Non-Qualified Deferred Compensation Plan Table” below.

(4)           Amounts shown in Column (i) include, for (i) Maurice Marciano, home security ($158,748), automobile expenses, including fuel, maintenance and insurance, personal air travel ($52,569), health insurance related expenses and matching contributions to the Company’s 401(k) Plan, (ii) Paul Marciano, automobile expenses, including fuel, maintenance and insurance ($31,943), personal air travel ($52,603), health insurance related expenses ($28,504) and matching contributions to the Company’s 401(k) Plan, (iii) Carlos Alberini, automobile expenses, including insurance, health insurance related expenses and matching contributions to the Company’s 401(k) Plan, (iv) Stephen Pearson, relocation expenses ($155,731 plus a tax gross-up amount of $105,762) and health insurance related expenses, (v) Michael Relich, health insurance related expenses and matching contributions to the Company’s 401(k) Plan, (vi) Dennis Secor, relocation expenses ($16,364 plus a tax gross-up amount of $8,927), automobile expenses and health insurance related expenses, (vii) Nancy Shachtman, automobile expenses, clothing allowance, health insurance related expenses and matching contributions to the Company’s 401(k) Plan, and (viii) Frederick Silny, matching contributions to the Company’s 401(k) Plan and, in connection with his termination of employment with the Company effective May 9, 2006, severance payments totaling $460,295 and health and disability benefits for a six month period following his departure. Under the terms of his Severance Agreement, as more fully described under “Potential Payments Upon Termination or Change in Control—Separation Agreement with Frederick Silny” below, Mr. Silny also received a cash bonus in the amount of $99,400 with respect to the 2005 calendar year for which he was eligible under the Company’s Bonus Plan (which amount was previously reported in the Company’s proxy statement for our 2006 annual meeting). Incremental cost for each item included in Column (i) other than personal air travel was calculated using the actual cost to the Company. Incremental cost to the Company for personal air travel is calculated based on the variable operating costs to the Company for using aircraft owned, leased or chartered by the Company. Fixed costs which do not change based on usage are excluded.

(5)           Although Stephen Pearson was made eligible to participate in the annual cash incentive opportunity for 2006, which would have made him eligible for a cash incentive award of up to $337,500 for 2006 at stretch performance, Mr. Pearson received a cash bonus of $225,000 with respect to 2006, which was equal to the non-prorated cash bonus amount guaranteed for 2006 pursuant to the terms of his employment agreement, as described more fully below under “Description of Employment Agreements.”

(6)           In connection with Frederick Silny’s termination of employment effective May 9, 2006, he forfeited 5,000 restricted shares from an award granted on February 26, 2004. As a result, the aggregate dollar amount recognized for stock awards for Mr. Silny in Column (e) for financial statement reporting purposes for 2006 represents negative compensation cost related to Mr. Silny’s termination of employment in order to reverse prior amortized expense for the forfeited grant of restricted stock.

Maurice Marciano, Paul Marciano and Carlos Alberini are each directors and executive officers of the Corporation. As employee-directors, they did not and will not receive additional compensation for their services as directors.

Compensation of Named Officers

The “Summary Compensation Table—Calendar 2006” above quantifies the value of the different forms of compensation earned by or awarded to our Named Officers in 2006. The primary elements of each Named Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of restricted stock and stock options, cash incentive compensation and, for certain officers, the change in pension value resulting from the adoption of the Company’s SERP effective as of January 1, 2006. Named Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table—Calendar 2006,” as further described in footnote (4) to the table.

The “Summary Compensation Table—Calendar 2006” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer’s employment agreement or employment offer letter is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Calendar 2006” table, and the description of the material terms of the stock options and restricted stock granted in 2006 that follows it, provides information regarding the long-term equity incentives awarded to Named Officers in 2006. The “Outstanding Equity Awards at Calendar 2006 Year-End” and “Option Exercises and Stock Vested in Calendar 2006” tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards. The Pension Benefits table and related description of the material terms of our SERP describe each Named Officer’s retirement benefits under our SERP to provide context to the amounts listed in the Summary Compensation Table. The discussion under “Potential Payments Upon a Termination or Change in Control” below is intended to further explain the potential future payments that are, or may become, payable to our Named Officers under certain circumstances.

Description of Employment Agreements

The following is a description of the terms of the employment agreements and employment offer letters with our Named Officers.

Maurice Marciano and Paul Marciano

The Company entered into the Original Marciano Employment Agreements with each of Maurice Marciano and Paul Marciano (the “Marcianos”) in connection with the Company’s initial public offering. The initial term of the Original Marciano Employment Agreements began on August 13, 1996 (the “Effective Date”) and terminated on the third anniversary of the Effective Date. However, the Original Marciano Employment Agreements automatically extended after the initial term for successive one-year terms, unless notice not to extend was given by either party at least 90 days prior to the end of the then current term. The Original Employment Agreements remained effective through December 31, 2006, at which time they were replaced by the New Marciano Employment Agreements described below.

The Original Marciano Employment Agreements provided for an annual base salary of $900,000 for each of the Marcianos, subject to annual increases at the discretion of the Compensation Committee. The Compensation Committee elected to increase Mr. Paul Marciano’s base salary to $1,000,000 in 2005. The Original Marciano Employment Agreements provided for annual bonuses to be determined in accordance with the Bonus Plan, with a target bonus equal to a minimum of 100% of base salary. As more fully described above under “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Special Cash Incentive Awards for Paul Marciano,” during 2005 and 2006, the Compensation Committee elected to make Paul Marciano eligible for additional cash incentive awards based on the profitability of the licensing segment of the Company’s business for 2005, 2006 and future periods. In addition, each executive was entitled to certain fringe benefits, including full Company-paid health and life insurance for himself and his immediate family during his lifetime, an automobile allowance and reasonable air travel. The Original Marciano Employment Agreements also provided for severance payments and benefits upon a termination of employment. See “Potential Payments upon Termination or Change in Control” below for a description of the material terms of these benefits.

On December 29, 2006, the Compensation Committee approved the New Marciano Employment Agreements, effective January 1, 2007, pursuant to which Maurice Marciano transitioned from his position as Co-Chairman of the Board and Co-Chief Executive Officer to become Chairman of the Board, and Paul Marciano transitioned from his position as Co-Chairman of the Board and Co-Chief Executive Officer to become Chief Executive Officer and Vice Chairman of the Board. Subject to certain termination provisions, the New Marciano Employment Agreements provide for initial terms of employment extending until the last day of the fifth whole fiscal year of the Company commencing on or after January 1, 2007, provided that the term will automatically be extended for successive additional one fiscal year periods unless either the executive or the Company gives written notice of its intent not to extend the term at least 90 days prior to the expiration of the then-current term.

Mr. Maurice Marciano’s Agreement provides for the following compensation and benefits:

•       base salary at the annual rate of $1,000,000 (subject to annual review);

•       an annual incentive bonus opportunity based on a bonus range, and on the achievement of performance criteria, to be established by the Compensation Committee, provided that the target bonus will equal at least 140% of base salary, the threshold bonus will equal one-half of the target bonus and the maximum bonus will not exceed 225% of base salary;

•       an annual grant of restricted shares of Common Stock (“performance shares”) with a target value of 110% of base salary and a maximum value of 240% of base salary, such grants to be based on the achievement of annual performance criteria to be established by the Compensation Committee and subject to the Company’s then standard vesting schedule applicable to performance shares;

•       an annual grant of stock options (“performance options”) with a grant date Black-Scholes value of 110% of base salary, such grants to be based on the achievement of annual performance criteria to be established by the Compensation Committee and subject to the Company’s standard vesting schedule applicable to performance options;

•       lifetime retiree medical, dental and vision coverage for the executive and his eligible family members following a termination of employment (except in the event of a termination for “Cause” (as defined therein), in which case such benefits are not payable); and

•       participation in the Company’s other benefit plans and policies on terms consistent with those generally applicable to the Company’s other senior executives (including, without limitation, continued participation in the SERP, vacation benefits, automobile allowance and other perquisites).

Mr. Paul Marciano’s Agreement provides for the same compensation and benefits described above for Mr. Maurice Marciano, except that (i) his annual incentive bonus opportunity will have a target value equal to at least 200% of base salary, a threshold value equal to one-half of the target bonus and a maximum value not to exceed 300% of base salary; (ii) his annual grant of performance shares will have a target value of 55% of base salary and a maximum value of 82.5% of base salary; and (iii) his annual grant of performance options will have a grant date Black-Scholes value of 55% of base salary. In addition to these benefits, Mr. Paul Marciano’s Agreement provides for the continuation of the Multi-Year Licensing Opportunity. The Compensation Committee may, in its sole discretion, award additional bonuses to the Marcianos. Mr. Paul Marciano also received an employment inducement award of 1,000,000 shares of restricted stock. Such shares are eligible to become vested at a rate of 20% per year over the five 12-month fiscal years commencing on or after January 1, 2007 based on the achievement of targeted annual earnings per share growth during the performance period or, in the event that the targeted annual earnings per share growth is not achieved for any such fiscal year, if the cumulative compound average earnings per share growth exceeds a targeted level of cumulative compound earnings per share growth for any subsequent 12-month fiscal year during the performance period. For each of the first three fiscal years, the annual target is growth in earnings per share of 15% or more as compared to the immediately preceding fiscal year and the cumulative target is a 15% rate of cumulative compound average earnings per share growth. The annual and cumulative targets for the fourth and fifth fiscal years will be set at a rate of earnings per share growth determined by the Compensation Committee no later than the end of the first quarter of each such fiscal year. In addition, the Company will purchase, and will pay the premiums for, life insurance coverage on Mr. Paul Marciano’s life with the executive (or a trust established by the executive) as the owner of the policy and with the right to designate the beneficiary. The New Marciano Employment Agreements also provide for severance payments and benefits upon a termination of employment. See “Potential Payments upon Termination or Change in Control” below for a description of the material terms of these benefits.

Carlos Alberini

In November 2000, Carlos Alberini entered into an employment agreement with the Company, for a term commencing on December 11, 2000 through December 31, 2003. The agreement was amended on June 16, 2003 and provides for a month-to-month term after December 31, 2003 (as amended, the “Alberini Employment Agreement”). The Alberini Employment Agreement provides for an annual base salary of $400,000, subject to increases at the discretion of the Compensation Committee. Mr. Alberini received a base salary equal to $528,077 during 2006. In addition, the Alberini Employment Agreement provides for annual bonuses to be determined in accordance with the Bonus Plan, with a maximum bonus equal to 120% of base salary if applicable performance goals are met. As provided in the Alberini Employment Agreement, on December 11, 2000, Mr. Alberini was granted, under the Company’s 1996 Equity Incentive Plan, 411,360 shares of restricted Common Stock, all of which have since vested, and stock options to purchase 1,000,000 shares of Common Stock with an exercise price equal to the closing price on December 11, 2000, all of which have since vested. Pursuant to the amendment to the Alberini Employment Agreement, on July 29, 2003, Mr. Alberini was granted stock options to purchase an additional 200,000 shares of Common Stock under the 1996 Equity Incentive Plan with an exercise price equal to the closing price on such date and which vest over a four year period beginning on the first anniversary of the date of grant. Mr. Alberini is eligible to participate in the Company’s 401(k) plan and is entitled to other similar benefits provided to senior executives. The Alberini Employment Agreement also provides for severance payments and benefits upon a termination of employment. See “Potential Payments upon Termination or Change in Control” below for a description of the material terms of these benefits.

Stephen Pearson

In connection with his appointment as Executive Vice President and Chief Supply Chain Officer of the Company, the Company entered into an employment agreement (the “Pearson Employment Agreement”) with Stephen Pearson, effective as of January 31, 2006. The Employment Agreement provides for a term of three years with an initial base salary of $450,000 per year. Mr. Pearson will also be eligible to receive an annual incentive cash bonus and equity awards in accordance with the Company’s executive incentive program. For the 2006 calendar year, Mr. Pearson was entitled to receive a guaranteed bonus of 50% of his base salary, prorated from the effective date of the Pearson Employment Agreement. Pursuant to the Pearson Employment Agreement, Mr. Pearson was granted 32,000 shares of restricted stock and options to purchase 60,000 shares of Common Stock. The restricted stock vests in four equal annual installments on each anniversary date of the grant until fully vested. The options have an exercise price equal to the closing price of the Company’s Common Stock on the NYSE on February 1, 2006, the

date such options were approved by the Compensation Committee, and become exercisable in four equal annual installments on each anniversary date of the grant until fully vested. The Pearson Employment Agreement also provides for certain specified relocation expenses (to be grossed up for tax purposes) incurred as a result of his relocation to the Los Angeles area, as well as severance payments and benefits upon a termination of employment. See “Potential Payments upon Termination or Change in Control” below for a description of the material terms of these benefits. The Pearson Employment Agreement also contains confidentiality and non-solicitation covenants in favor of the Company.

Michael Relich

On February 20, 2004, the Company extended an offer of employment to Michael Relich (the “Relich Letter”). The Relich Letter provides for base salary of $325,000 per year. In addition, the Relich Letter provides for annual bonuses to be determined in accordance with the Bonus Plan. Pursuant to the Relich Letter, Mr. Relich was granted, under the 1996 Equity Incentive Plan, non-qualified stock options to purchase 120,000 shares of Common Stock, which vest over a four year period beginning on the first anniversary of the date of grant, and 40,000 shares of restricted Common Stock, which vest over a three year period. The Relich Letter also provides for severance payments and benefits upon a termination of employment. See “Potential Payments upon Termination or Change in Control” below for a description of the material terms of these benefits.

Dennis Secor

In connection with his appointment as Senior Vice President and Chief Financial Officer of the Company, Mr. Secor and the Company executed an employment offer letter on June 9, 2006 (the “Secor Letter”). The Secor Letter provides for a base salary of $325,000 per year, an annual target cash bonus equal to 40% of his base salary and an annual target equity award equal to 60% of his base salary, each determined in accordance with the Company’s executive incentive programs. Mr. Secor will also be eligible to participate in the Company’s 401(k) plan and DCP and will be entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. In addition, the Secor Letter provides for a car allowance of $800 per month and certain specified relocation expenses (to be grossed up for tax purposes) incurred as a result of his relocation to the Los Angeles area. The Secor Letter also provides for severance payments and benefits upon a termination of employment. See “Potential Payments upon Termination or Change in Control” below for a description of the material terms of these benefits. Pursuant to the Secor Letter, Mr. Secor was granted 30,000 shares of restricted stock and options to purchase 40,000 shares of Common Stock. Both the restricted stock and the options will vest in four equal installments on each of the first four anniversaries of the date of grant. The options have an exercise price equal to the closing price of the Company’s Common Stock on the date of grant.

Nancy Shachtman

On August 16, 2002, the Company extended an offer of employment to Nancy Shachtman (the “Shachtman Letter”). The Shachtman Letter provides for base salary of $400,000 per year. In addition, the Shachtman Letter provides for annual bonuses to be determined in accordance with the Bonus Plan. Pursuant to the Shachtman Letter, Ms. Shachtman was granted, under the 1996 Equity Incentive Plan, non-qualified stock options to purchase 200,000 shares of Common Stock, which vested over a four year period beginning on the first anniversary of the date of grant, and 80,000 shares of restricted Common Stock, which vested over a three year period. The Shachtman Letter also provides for a car allowance of up to $8,000 per year.

Frederick Silny

On October 22, 2001, the Company extended an offer of employment to Frederick Silny (the “Silny Letter”). Pursuant to the Silny Letter, Mr. Silny was entitled to receive a base salary of $300,000 per year. In addition, the Silny Letter provided for annual bonuses to be determined in accordance with the Bonus Plan. Pursuant to the Silny Letter, Mr. Silny was granted incentive stock options to purchase 143,368 shares of Common Stock and non-qualified stock options to purchase 16,332 shares of Common Stock under the 1996 Equity Incentive Plan which vested over a four year period beginning on the first anniversary of the date of grant. In addition, Mr. Silny was granted 20,000 shares of restricted Common Stock under the 1996 Equity Incentive Plan which vested over a three year period beginning on the first anniversary of the date of grant. The Silny Letter also provided for a severance payment in an amount equal to six months of base salary and health and disability benefits, upon termination of Mr. Silny’s employment by the Company for reasons other than for cause. On February 8, 2006, the Company announced that Mr. Silny was leaving the Company to pursue other opportunities effective May 9, 2006. In connection with Mr. Silny’s departure, the Company and Mr. Silny entered into a separation agreement, as described under “Potential Payments Upon Termination or Change in Control—Separation Agreement with Frederick Silny” below.

GRANTS OF PLAN-BASED AWARDS IN CALENDAR 2006

The following table presents information regarding the equity and non-equity incentive awards granted to the Named Officers during 2006 under the Company’s 2004 Equity Incentive Plan and Bonus Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					All Stock Awards: Number of Shares of	All Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Stock or Units (#)(2)	Options (#)(2)	Awards ($/Sh)	Awards ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)	(i)
Maurice Marciano	2/23/06	450,000	900,000		1,440,000		—	—	—	—
	3/6/06	—	—		—		63,600	143,400	18.10	2,682,354
Paul Marciano	2/23/06	500,000	1,000,000		1,600,000		—	—	—	—
	2/23/06	—	907,296	(3)	1,600,000	(3)
	3/6/06	—	—		—		38,800	115,400	18.10	1,934,558
Carlos Alberini	2/23/06	220,000	440,000		660,000		—	—	—	—
	3/6/06	—	—		—		11,800	12,200	18.10	343,817
Stephen Pearson(4)	2/1/06	225,000	225,000		337,500		—	—	—	—
	2/1/06	—	—		—		32,000	60,000	22.05	1,486,040
Michael Relich	2/23/06	69,628	139,256		208,884		—	—	—	—
	3/6/06	—	—		—		3,600	3,400	18.10	101,454
Dennis Secor(5)	7/5/06	32,500	65,000		97,500		—	—	—	—
	7/5/06	—	—		—		30,000	40,000	20.175	1,073,100
Nancy Shachtman	2/23/06	83,200	166,400		249,600		—	—	—	—
	3/6/06	—	—		—		—	4,000	18.10	42,720
Frederick Silny	—	—	—		—		—	—	—	—

(1)           Amounts reflect threshold, target and maximum cash incentive awards for the 2006 performance period. The actual cash amounts paid during 2007 with respect to 2006 are reported in Columns (d) and (g) of the “Summary Compensation Table—Calendar 2006.”

(2)           With respect to 2005 and 2006, the Compensation Committee established threshold, target and maximum equity awards and related performance criteria for each of the officers during the first fiscal quarter of each fiscal year. Following the completion of each fiscal year, the Compensation Committee certified the results of the prior fiscal year, determined the corresponding awards for which each such officer was eligible and approved resulting equity grants, exercising its discretion to the extent permitted under the terms of the 2004 Equity Incentive Plan. Except for Stephen Pearson and Dennis Secor, as described in footnotes (4) and (5) to this table, amounts above reflect restricted stock and stock options granted on March 6, 2006 with respect to 2005 performance.

In the first quarter of fiscal 2007, the Compensation Committee reviewed the Company’s performance with respect to the pre-established performance goals for 2006, certified the level of performance achieved and approved incentive payouts under the equity incentive program based on that review. As a result of the Company’s extraordinary financial results during 2006, the Company exceeded the 2004 Equity Incentive Plan’s pre-established stretch performance goals for equity incentive awards for 2006 with respect to each of the Named Officers. At stretch performance, the Named Officers were eligible to receive awards with the following values: (i) Maurice Marciano, $2,250,000; (ii) Paul Marciano, $1,375,000; (iii) Carlos Alberini, $1,017,500; (iv) Stephen Pearson, $360,000; (v) Michael Relich, $278,512; (vi) Dennis Secor, $130,000; (vii) Nancy Shachtman, $332,800; and (viii) Frederick Silny, $0. These values were converted into the predetermined combination of options and restricted shares, with stock options valued using the Black Scholes Model and restricted stock valued at the same price as the Company’s unrestricted Common Stock.

The corresponding total number of stock options and restricted shares approved by the Compensation Committee and granted on March 19, 2007 with respect to 2006 performance, including certain reductions and additional discretionary awards, were as follows: (i) Maurice Marciano, 40,000 restricted shares and options to purchase 40,000 shares; (ii) Paul Marciano, 24,000 restricted shares and options to purchase 24,000 shares; (iii) Carlos Alberini, 20,000 restricted shares and options to purchase 20,000 shares; (iv) Stephen Pearson, 4,000 restricted shares and options to purchase 2,000 shares; (v) Michael Relich, 5,200 restricted shares and options to purchase 3,100 shares; (vi) Dennis Secor, 2,400 restricted shares and options to purchase 1,400 shares; (vii) Nancy Shachtman, 4,000 restricted shares and options to purchase 3,000 shares; and (viii) Frederick Silny no shares or options. These amounts include the following discretionary awards, in addition to the calculated stretch award amounts, based on the Compensation Committee’s subjective assessment of extraordinary individual contributions to the performance of certain business segments during 2006: (a) Maurice Marciano, 6,200 restricted shares and options to purchase 500 shares; (ii) Paul Marciano, 3,400 restricted shares; and (iii) Carlos Alberini, 1,400 restricted shares and options to purchase 7,900 shares. These amounts also reflect certain discretionary reductions to equity awards based on the Compensation Committee’s subjective assessment of individual and segment performance.

(3)           On February 23, 2006, the Compensation Committee approved, under the Bonus Plan, a separate cash incentive for Paul Marciano based on a percentage of the Company’s 2006 licensing segment operating income, excluding certain specified amounts. The maximum cash incentive that may be awarded to any recipient, including Mr. Paul Marciano, with respect to any given year under the Bonus Plan, is $3,200,000. The target incentive amount reported above is an estimate based on the Company’s licensing segment operating income in 2005 and the maximum incentive amount reported above assumes the receipt by Mr. Paul Marciano of the maximum combined award for all cash incentive opportunities under the Bonus Plan for 2006 of $3,200,000. In addition, during 2005, the Compensation Committee approved the Multi-Year Licensing Opportunity for Mr. Paul Marciano under the Company’s 2004 Equity Incentive Plan, which included a target and maximum cash award with respect to 2006 in the amount of $1,300,000, as described in “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Special Cash Incentive Awards for Paul Marciano” above. Such amount, which is not reported in this table because it was granted in 2005, is included in Column (g) of the “Summary Compensation Table—Calendar 2006” above.

(4)           Stephen Pearson’s first date of employment with the Company was January 30, 2006. The equity awards granted on February 1, 2006 represent the initial equity awards granted in connection with Mr. Pearson’s start of employment.

(5)           Dennis Secor’s first date of employment was July 5, 2006. The equity awards granted on July 5, 2006 represent the initial equity awards granted in connection with Mr. Secor’s start of employment. Such awards were approved by the Compensation Committee on June 19, 2007, subject to and to be granted upon Mr. Secor’s first date of employment. Mr. Secor’s cash bonus opportunity for 2006 was pro-rated by 50% as a result of his July 5 start date.

Description of Plan-Based Awards

During 2006, each Named Officer was awarded a time-based stock option award and a time-based restricted stock award. In addition, each Named Officer was granted a cash incentive award. Each of these awards was granted under, and is subject to the terms of, the 2004 Equity Incentive Plan or the Bonus Plan. The plans are administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plans. This authority includes, with respect to the 2004 Equity Incentive Plan, making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 2004 Equity Incentive Plan are generally only transferable to a beneficiary of a Named Officer upon his or her death or disability. However, the Committee may establish procedures for the transfer of awards to family members or to one or more trusts for the benefit of one or more of such family members.

Stock Options

Each stock option reported in Column (g) of the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2004 Equity Incentive Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of Common Stock on the NYSE on the applicable grant date or, if the Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded.

Each stock option granted to our Named Officers during 2006 vests in four equal installments, with 25% of the option vesting (i) for all stock options granted on March 6, 2006, on January 1 of 2007, 2008, 2009 and 2010, (ii) for the stock option granted to Stephen Pearson on February 1, 2006, on February 1 of 2007, 2008, 2009 and 2010 and (iii) for the stock option granted to Dennis Secor on July 5, 2006, on July 5 of 2007, 2008, 2009 and 2010. Once vested, each stock option will generally remain exercisable until its normal expiration date. Each of the stock options granted to our Named Officers in 2006 has a term of ten (10) years. Outstanding options, however, may terminate earlier in connection with a termination of the Named Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the stock option will immediately terminate upon a termination of the Named Officer’s employment. The Named Officer will generally have sixty (60) days to exercise the vested portion of the stock option following a termination of employment. This period is extended to twelve (12) months if the termination is on account of the Named Officer’s death, permanent disability or retirement. Each stock option award is evidenced by an award agreement that sets forth the specific terms and conditions of the restricted stock award, not inconsistent with the terms of the 2004 Equity Incentive Plan.

Restricted Stock

Each restricted stock award reported in Column (f) of the table above vests in four equal installments, with 25% of the shares vesting (i) for all restricted shares granted on March 6, 2006, on January 1 of 2007, 2008, 2009 and 2010, (ii) for all restricted shares granted to Stephen Pearson on February 1, 2006, on February 1 of 2007, 2008, 2009 and 2010 and (iii) for all restricted shares granted to Dennis Secor on July 5, 2006, on July 5 of 2007, 2008, 2009 and 2010.

Named Officers are entitled to voting and dividend rights with respect to the restricted stock. Any stock dividends issued with respect to restricted shares will be subject to the same vesting and other terms and conditions as the original restricted shares to which they relate. If a Named Officer’s employment terminates for any reason, any unvested restricted shares as of the termination date will automatically be forfeited. Each restricted stock award is evidenced by an award agreement that sets forth the specific terms and conditions of the restricted stock award, not inconsistent with the terms of the 2004 Equity Incentive Plan.

Non-Equity Incentive Plan Awards

With respect to 2006 performance, the Company granted non-equity incentive plan awards to its Named Officers as described above under “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Annual Cash Incentive Awards” and “—Special Cash Incentive Awards for Paul Marciano.”

In the first quarter of fiscal 2007, the Compensation Committee reviewed the Company’s performance with respect to the pre-established performance goals, certified the level of performance achieved and approved incentive payouts under the cash incentive awards based on that review. The amount of the corresponding payouts approved by the Compensation Committee under each Named Officer’s cash incentive awards for 2006 is presented in Column (g) of the “Summary Compensation Table—Calendar 2006” above.

OUTSTANDING EQUITY AWARDS AT CALENDAR 2006 YEAR-END

The following table presents information regarding the outstanding equity awards held by each Named Officer as of December 31, 2006, including the vesting dates for the portions of these awards that had not vested as of that date.

			Option Awards(1)				Stock Awards(2)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Maurice Marciano	2/26/04	(4)	200,000	—	7.795	2/26/14	—	—
	6/20/05	(5)	50,000	50,000	8.68	6/20/15	—	—
	3/6/06	(6)	—	143,400	18.10	3/6/16	63,600	2,017,074
Paul Marciano	2/26/04	(4)	120,000	—	7.795	2/26/14	—	—
	6/20/05	(5)	25,000	50,000	8.68	6/20/15	—	—
	3/6/06	(6)	—	115,400	18.10	3/6/16	38,800	1,230,542
Carlos Alberini	12/11/00	(7)	70,000	—	2.315	12/11/10	—	—
	7/29/03	(8)	150,000	50,000	3.655	7/29/13	—	—
	6/20/05	(5)	25,000	25,000	8.68	6/20/15	—	—
	3/6/06	(6)	—	12,200	18.10	3/6/16	11,800	374,237
Stephen Pearson	2/1/06	(9)	—	60,000	22.05	2/1/16	32,000	1,014,880
Michael Relich	5/3/04	(10)	—	60,000	7.72	5/3/14	20,000	634,300
	6/20/05	(5)	5,000	10,000	8.68	6/20/15	—	—
	3/6/06	(6)	—	3,400	18.10	3/6/16	3,600	114,174
Dennis Secor	7/5/06	(11)	—	40,000	20.175	7/5/16	30,000	951,450
Nancy Shachtman	7/29/03	(8)	—	25,000	3.655	7/29/13	—	—
	6/20/05	(5)	2,500	5,000	8.68	6/20/15	—	—
	3/6/06	(6)	—	4,000	18.10	3/6/16	—	—
Frederick Silny	—		—	—	—	—	—	—

(1)                 Each award reported in the table above with a grant date on or before May 3, 2004 was granted under, and is subject to, the Company’s 1996 Equity Incentive Plan. Each stock option grant reported in the table above with a grant date after May 3, 2004 was granted under, and is subject to, the Company’s 2004 Equity Incentive Plan. The option expiration date shown in Column (f) above is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances described below. For each Named Officer, the unexercisable options shown in Column (d) above are also unvested and will generally terminate if the Named Officer’s employment terminates.

The exercisable options shown in Column (c) above, and any unexercisable options shown in Column (d) above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Officer’s employment terminates. Unless exercised, exercisable stock options will generally terminate within 60 days after the date of termination of employment. However, if a Named Officer retires (upon reaching age 55), dies or becomes totally disabled while employed with the Company, exercisable stock options will generally remain exercisable for one year following such event. The options may become fully vested if there is a change in control of the Company.

(2)                 The stock awards held by our Named Officers are subject to accelerated vesting in connection with a change in control of the Company, as described in more detail above under “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Severance and Other Benefits Upon Termination of Employment.” Except as otherwise indicated therein, unvested stock awards will generally be forfeited if a Named Officer’s employment terminates.

(3)                 The market value of stock awards reported in Column (h) is computed by multiplying the number of shares of stock reported in Column (g) by $31.715, the closing market price of our Common Stock on December 29, 2006, the last trading day of 2006.

(4)                 Awards were originally scheduled to vest in four equal installments on February 26, 2005, 2006, 2007 and 2008. On June 20, 2005, the Company approved the immediate acceleration of the then remaining 375,000 unvested options held by each of Maurice Marciano and Paul Marciano. The accelerated stock options had an exercise price of $7.795 per share and the closing price of the Company’s Common Stock on the NYSE on the date of acceleration was $8.68 per share. The purpose of the acceleration was to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its income statement, as would have been required beginning January 1, 2006 under the newly issued Financial Accounting Standards Board Statement No. 123R (Share-Based Payment). The Compensation Committee strongly believed that given the existing substantial share ownership of Mr. Maurice Marciano and Mr. Paul Marciano in the Company, accelerating the vesting of these options would have no impact with respect to their retention.

(5)                 Awards vest in four equal installments on December 31, 2005, 2006, 2007 and 2008.

(6)                 Awards vest in four equal installments on January 1, 2007, 2008, 2009 and 2010.

(7)                 Awards vested in five equal installments on December 31, 2001, 2002, 2003, 2004 and 2005.

(8)                 Awards vest in four equal installments on July 29, 2004, 2005, 2006 and 2007.

(9)                 Awards vest in four equal installments on February 1, 2007, 2008, 2009 and 2010.

(10)           Option awards vest in four equal installments on May 3, 2005, 2006, 2007 and 2008. Stock awards vest 25% on each of May 3, 2005 and May 3, 2006 and 50% on May 3, 2007.

(11)           Awards vest in four equal installments on July 5, 2007, 2008, 2009 and 2010.

OPTION EXERCISES AND STOCK VESTED IN CALENDAR 2006

The following table presents information regarding the exercise of stock options by Named Officers during 2006, and on the vesting during 2006 of stock awards previously granted to the Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Maurice Marciano	300,000	7,296,400	—	—
Paul Marciano	405,000	4,695,150	—	—
Carlos Alberini	330,000	8,021,815	—	—
Stephen Pearson	—	—	—	—
Michael Relich	35,000	462,006	10,000	223,350
Dennis Secor	—	—	—	—
Nancy Shachtman	77,500	1,653,584	—	—
Frederick Silny	5,000	62,900	2,500	46,063

(1)          The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of the Company’s Common Stock to which the exercise of the option related, by (ii) the difference between the price at which the acquired shares were sold and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Company’s Common Stock on the vesting date.

NON-QUALIFIED DEFERRED COMPENSATION PLAN TABLE

The following table sets forth summary information regarding contributions to and account balances under the Company’s Non-Qualified Deferred Compensation Plan, or DCP, for and as of the year ended December 31, 2006.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at last FYE ($)
Maurice Marciano	649,039	—	69,097	—	718,135
Paul Marciano	480,769	—	51,183	—	531,952
Carlos Alberini	381,634	—	26,483	—	408,117
Stephen Pearson	41,538	—	2,848	—	44,387
Michael Relich	23,241	—	2,059	—	25,300
Dennis Secor	—	—	—	—	—
Nancy Shachtman	—	—	—	—	—
Frederick Silny	—	—	—	—	—

(1)          Reflects base salary amounts earned by the Named Officers during 2006 and contributed to the DCP by the Named Officers during 2006. Accordingly, these amounts are also included in Column (c) of the “Summary Compensation Table—Calendar 2006” above.

(2)          There were no Company contributions or individual withdrawals or distributions with respect to any of the Named Officers under the DCP during 2006.

During 2005, the Company adopted the DCP which became effective January 1, 2006. Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Officers, and members of the Board may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company may make contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Officers because of applicable tax and ERISA limits.

Account balances are credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts credited to their deferral accounts with respect to their deferrals. Amounts credited with respect to lost 401(k) match amounts are subject to the same vesting requirements provided in the Company’s 401(k) plan and amounts credited with respect to discretionary Company contributions are subject to vesting requirements, if any, imposed on such amounts by the Company. Participants will be eligible to receive distributions of the amounts credited to their accounts at or after their termination of employment, retirement, disability, death, change in control of the Company or upon another previously determined scheduled distribution date, in a lump sum or installments pursuant to elections made under the rules of the DCP. For the Named Officers, Section 409A of the Internal Revenue Code requires that distributions may not occur earlier than six months following the Named Officer’s termination of employment. The DCP is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. The Company has purchased corporate-owned life insurance to offset this liability. The Company did not make any discretionary contributions under the DCP during 2006.

PENSION BENEFITS TABLE

The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Officers under the Company’s Supplemental Executive Retirement Plan, or SERP, the Company’s only defined benefit pension plan.

Name(1)	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Maurice Marciano	Supplemental Executive Retirement Plan	24	7,897,920	—
Paul Marciano	Supplemental Executive Retirement Plan	24	11,206,731	—
Carlos Alberini	Supplemental Executive Retirement Plan	6	570,151	—

(1)          None of Stephen Pearson, Michael Relich, Dennis Secor, Nancy Shachtman or Frederick Silny was eligible to participate in the SERP during 2006.

(2)          The amounts in this Column represent the annual change in the actuarial present value of the Named Officer’s accrued aggregate pension benefit with respect to the SERP, computed as of December 31, 2006. The actuarial present value of accrued benefits is based on a discount rate of 5.75% as of December 31, 2006, and the 1983 Group Annuity Mortality Table, post-retirement only. Participants are assumed to retire at age 65, the plan’s earliest termination date with unreduced benefits. The assumptions used are the same as those used for financial reporting purposes and contained in Note 10 (Supplemental Executive Retirement Plan) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report on Form 10-K.

During 2005, the Company adopted the SERP which became effective January 1, 2006. The SERP will provide select employees who satisfy certain eligibility requirements with certain benefits upon retirement, termination of employment, death, disability or a change in control of the Company, in certain prescribed circumstances. The current participants in the SERP are Maurice Marciano, Paul Marciano and Carlos Alberini.

Annual benefits available under the SERP, or SERP Benefits, are calculated by multiplying the participant’s highest average compensation (including base salary and certain bonuses) during any two of the final three years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Mr. Maurice Marciano and Mr. Paul Marciano and 50% of such average compensation for all other participants, including Mr. Alberini. Bonus amounts earned by Mr. Paul Marciano under the Multi-Year Licensing Opportunity (as more fully described under “—Special Cash Incentive Awards for Paul Marciano” above), including $1,300,000 of Mr. Paul Marciano’s total 2006 cash incentive award of $4,187,459, will not count toward Mr. Paul Marciano’s average compensation amount for purposes of calculating SERP Benefits. SERP Benefits are also subject to a vesting schedule. At December 31, 2006, Mr. Maurice Marciano and Mr. Paul Marciano were each credited with twenty-four years of service (at which time, each of the executives had served approximately twenty-five years) and were fully vested in their SERP Benefits and Mr. Alberini was credited with six years of service (reflecting his actual years of service) and was 20% vested in his SERP Benefits. Mr. Alberini will incrementally vest in his SERP Benefits at the rate of 20% per year of SERP participation. Notwithstanding any vesting schedule, SERP Benefits become fully vested upon the participant’s death or disability or upon a change in control of the Company.

SERP Benefits are generally payable over the lifetime of the participant, subject to the advance election by each participant to receive an actuarial equivalent in the form of a ten or fifteen year term-certain life annuity or a joint and 50% survivor annuity. The SERP Benefit amounts above will be reduced by the amount of a participant’s estimated Social Security benefits. If a participant retires on or after reaching the age of 65, his SERP Benefit will begin to be paid in the form selected by the participant. If a participant’s employment is terminated prior to reaching the age of 65, his or her SERP Benefit will cease to accrue and he will begin to be paid in the form selected by the participant, commencing following the attainment of age 65. Upon a participant’s death or disability, the participant or his beneficiaries will generally be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit. The SERP provides that if a participant experiences a termination of employment within twelve months following a change in control of the Company, the participant will be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit as if such benefit had been completely vested following such termination. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in “Potential Payments Upon Termination or Change in Control” below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to each of our Named Officers in connection with a termination of their employment and/or a change in control of the Company. As prescribed by SEC rules, in calculating the amounts of any potential payments to the Named Officers described below, we have assumed that the termination and/or change in control occurred on the last business day of 2006 and that the price per share of our Common Stock was equal to the closing price on the NYSE on that date. The benefits described below do not include any amounts with respect to fully vested SERP, DCP or 401(k) benefits or fully vested unexercised stock options where no additional benefit is provided thereunder to the Named Officer as a result of a termination or change in control. In addition to the change in control and termination benefits described below, outstanding equity-based awards held by our Named Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans, as reflected in the tables below.

Maurice Marciano and Paul Marciano

The Company entered into the Original Marciano Employment Agreements with each of Maurice Marciano and Paul Marciano in connection with the Company’s initial public offering in 1996. Commencing on the expiration of the term of the Original Marciano Employment Agreements, or earlier should an Original Marciano Employment Agreement be terminated other than due to the Executive’s death or for cause (as defined in the Original Marciano Employment Agreements), the Company agreed to enter into a two-year consulting agreement under which such executive will render certain consulting services for which the Company will pay an annual consulting fee equal to 50% of such executive’s annual base salary, as in effect immediately prior to the commencement of the consulting period. In addition, each executive is entitled to full Company-paid health and life insurance for himself and his immediate family during his lifetime. If either of the executives is terminated without cause or resigns for good reason (as such terms are defined in the Original Marciano Employment Agreements), then such executive will receive as severance his then current base salary and annual target bonus for the remainder of his term of employment. The Executive will also continue to participate in Company-sponsored health and life insurance, and other fringe benefit plans and programs during the severance period. Each Original Marciano Employment Agreement further provides that upon the death or permanent disability of the executive, such executive (or his beneficiary) will receive a pro rata portion of his annual target bonus for the year in which the executive’s death or permanent disability occurs. The Original Marciano Employment Agreements also include certain noncompetition, nonsolicitation and confidentiality provisions.

As discussed above under “—Description of Employment Agreements—Maurice Marciano and Paul Marciano,” the Company entered into the New Marciano Employment Agreements effective January 1, 2007, which replaced the Original Marciano Employment Agreements with each of Maurice Marciano and Paul Marciano. The New Marciano Employment Agreements provide that if the executive’s employment with the Company is terminated by the Company without Cause (which includes a notice of non-renewal by the Company that would result in the expiration of the employment term prior to the executive’s 65th birthday) or by the executive for Good Reason (which includes a termination of employment for any or no reason during the 30-day period commencing six months after a change in control), subject to the executive delivering a valid release of claims in favor of the Company, the executive will be entitled to receive separation benefits equal to (i) a lump sum payment equal to three times the sum of the executive’s base salary and then target annual bonus (“Cash Severance”); (ii) a pro-rata portion of the executive’s bonus for the year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon targeted performance had employment continued through the end of the year (but in no event less than the target bonus for the year); (iii) two years of additional service credit and age for benefit accrual, early retirement reduction and vesting purposes under the SERP; and (iv) for Mr. Paul Marciano, an additional $5 million if the termination occurs in 2007 or an additional $3.5 million if the termination occurs on or after January 1, 2008 but before December 31, 2012. In such circumstances, in addition to the benefits described above, the Company, in its sole discretion, will have the option to enter into a 2-year consulting agreement with the executive providing for annual compensation at a rate of 50% of the executive’s base salary.

If the executive’s employment with the Company terminates on account of the executive’s death, total disability or voluntary retirement, the New Marciano Employment Agreements provide that the executive will be entitled to a pro-rata portion of the executive’s bonus (including a pro-rata Multi-Year Licensing Opportunity, for Mr. Paul Marciano) for the year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon targeted performance had employment continued through the end of the year; and, in the case of a voluntary retirement, the Company will enter into a two-year consulting agreement with the executive providing for annual compensation at a rate of 50% of the executive’s base salary.

Should an executive’s benefits (whether under an employment agreement or any other plan or arrangement) be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986, the New Marciano Employment Agreements provide that the Company will make an additional payment to the executive so that the net amount of such payment (after taxes) received by the executive is sufficient to pay the excise tax due (the “Tax Gross-Up”).

The following table sets forth the estimated amounts Mr. Maurice Marciano and Mr. Paul Marciano would have become entitled to under the terms of the Original Marciano Employment Agreements, which were effective through December 31, 2006, had their employment with the Company terminated and/or a change in control of the Company occurred on the last business day of 2006.

Name	Triggering Event	Salary ($)(1)	Cash Bonus ($)		Post- Termination Consulting Arrangement ($)(2)	Value of Accelerated Restricted Stock and Unvested Options ($)(3)	Medical Benefit ($)		Total ($)
Maurice Marciano
	Death / Disability	—	1,440,000	(4)	—	—	617,559	(5)	2,057,559
	Retirement	—	1,440,000	(4)	900,000	—	617,559		2,957,559
	Term. Without Cause or Resign for Good Reason	540,000	1,980,000	(6)	900,000	—	617,559		4,037,559
	Change of Control	—	1,440,000	(4)	—	6,473,215	—		7,913,215
	Change of Control and Termination	540,000	1,980,000	(6)	900,000	6,473,215	617,559		10,510,774
Paul Marciano
	Death / Disability	—	2,887,459	(7)	—	—	798,112	(5)	3,685,571
	Retirement	—	2,887,459	(7)	1,000,000	—	798,112		4,685,571
	Term. Without Cause or Resign for Good Reason	600,000	3,487,459	(8)	1,000,000	—	798,112		5,885,571
	Change of Control	—	1,600,000	(9)	—	4,777,463	—		6,377,463
	Change of Control and Termination	600,000	3,487,459	(8)	1,000,000	4,777,463	798,112		10,663,034

(1)          Represents a salary-based severance amount through August 7, 2007, the end of the continuation period under the employment agreement.

(2)          Commencing upon termination other than due to the executive’s death or for cause (including termination without good reason), the Company agreed to enter into a two-year consulting agreement under which the executive will render certain consulting services for which the Company will pay an annual consulting fee equal to 50% of his annual base salary, as in effect immediately prior to the commencement of the consulting period.

(3)          Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options and restricted stock based on the closing price of the Company’s Common Stock on the NYSE on the last business day of 2006.

(4)          Represents the annual cash incentive award earned during fiscal 2006.

(5)          Amount is payable in the event of disability but not death.

(6)          Represents the annual cash incentive award earned during fiscal 2006 plus a pro-rata target cash incentive award through August 7, 2007, the end of the continuation period under the employment agreement.

(7)          Represents the annual cash incentive award and licensing-based cash incentive earned during fiscal 2006.

(8)          Represents the annual cash incentive award and licensing-based cash incentive earned during fiscal 2006 plus a pro-rata target cash incentive award through August 7, 2007, the end of the continuation period under the employment agreement.

(9)          Represents the annual cash incentive award earned during fiscal 2006, excluding the licensing-based cash incentive with respect to 2006.

If the Company were to apply the termination and change in control provisions under the New Marciano Employment Agreements as if they were effective on December 31, 2006 and as if incentive awards were earned for 2006 at stretch levels under the terms of the New Marciano Employment Agreements, the resulting payments to Maurice Marciano would have differed from the amounts set forth in the table above as follows: (i) upon death or disability, $40,000 less, (ii) upon retirement, $60,000 more, (iii) upon termination without cause or resignation for good reason, $7,964,373 more, primarily resulting from Cash Severance, (iv) upon a change in control, $4,577,224 more, primarily resulting from the Tax Gross-Up and additional cash and equity incentive awards with respect to fiscal 2006, and (v) upon a change of control and termination, $16,151,852 more, primarily resulting from Cash Severance, the Tax Gross-Up and additional cash and equity incentive awards with respect to fiscal 2006.

If the Company were to apply the termination and change in control provisions under the New Marciano Employment Agreements as if they were effective on December 31, 2006 and as if incentive awards were earned for 2006 at stretch levels under the terms of the New Marciano Employment Agreements, the resulting payments to Paul Marciano would have differed from the amounts set forth in the table above as follows: (i) upon death, $33,415,000 more, primarily resulting from the accelerated vesting of the 1,000,000 share restricted stock award granted on January 1, 2007 (the “Accelerated Vesting”), (ii) upon disability, $36,215,000 more, primarily resulting from the Accelerated Vesting, (iii) upon retirement, $3,200,000 more, (iv) upon termination without cause or resignation for good reason, $50,040,826 more, primarily resulting from Cash Severance, additional cash and equity incentive awards with respect to fiscal 2006 and the Accelerated Vesting, (v) upon a change in control, $52,347,917 more, primarily resulting from the Accelerated Vesting and the Tax Gross-Up, and (vi) upon a change of control and termination, $78,308,290 more, primarily resulting from Cash Severance, additional cash and equity incentive awards with respect to fiscal 2006, the Accelerated Vesting and the Tax Gross-Up.

Other Named Officers

As discussed above under “Description of Employment Agreements,” the employment agreements and employment offer letters with each of Carlos Alberini, Stephen Pearson, Michael Relich, and Dennis Secor provide for specified benefits and payments in connection with certain terminations of employment from the Company, as described below. The employment offer letter with Nancy Shachtman does not provide for any additional benefits upon a termination of employment from the Company.

Carlos Alberini

In November 2000, Carlos Alberini entered into an employment agreement with the Company for a term commencing on December 11, 2000 through December 31, 2003, which was amended on June 16, 2003 and provides for a month-to-month term after December 31, 2003. Under the terms of this agreement, if Mr. Alberini’s employment is terminated by the Company at any time other than for his death, disability or for cause (as defined therein), the Company and Mr. Alberini will enter into a consulting agreement for up to twelve months under which Mr. Alberini will render consulting services for which the Company will pay an annualized consulting fee equal to Mr. Alberini’s base salary, as in effect prior to the commencement of the consulting period. In addition, Mr. Alberini will be entitled to receive continued vesting of any of his then unvested 2003 options over the term of the consulting period. The agreement also includes a noncompetition restriction for the duration of Mr. Alberini’s employment, a nonsolicitation restriction for up to 24 months following his termination and confidentiality provisions.

Stephen Pearson

The Company entered into an employment agreement with Stephen Pearson, effective as of January 31, 2006, which provides for a three year term. Under the terms of this agreement, if the Company terminates Mr. Pearson’s employment for any reason other than death, disability or for cause or if Mr. Pearson resigns for good reason, Mr. Pearson shall receive severance in an amount equal to his annualized base salary for the longer of one year or the remainder of the term of his employment agreement, subject to a reduction of up to the entire amount upon accepting a position with another company prior to the completion of such period. The agreement also includes a nonsolicitation restriction for up to 24 months following his termination and confidentiality provisions.

Michael Relich

On February 20, 2004, the Company extended an offer of employment to Michael Relich. Under the terms of the employment offer letter, if the Company terminates Mr. Relich’s employment for reasons other than for cause, Mr. Relich is entitled to receive a severance benefit of four monthly installments equal to this then monthly rate of base salary. The severance payments that would be due to Mr. Relich are subject to an offset equal to any amounts that he earns from other employment during the period ending four months after his termination.

Dennis Secor

On June 9, 2006, the Company extended an offer of employment to Dennis Secor. Under the terms of the employment letter agreement, if the Company terminates Mr. Secor’s employment for reasons other than for cause, Mr. Secor is entitled to a severance benefit of six monthly installments equal to his then monthly rate of base salary. The severance payments that would be due to Mr. Secor are subject to an offset equal to any amounts that he earns from other employment during the period ending six months after his termination.

The following table sets forth the estimated amounts that each of the Named Officers (other than Maurice Marciano and Paul Marciano) would have become entitled to under the terms of their applicable employment agreements and employment offer letters, the SERP (with respect to Carlos Alberini) and the other plans in which they participate had their employment with the Company terminated and/or a change in control of the Company occurred on the last business day of 2006.

Name	Triggering Event	Salary ($)		Cash Bonus ($)(1)	Post- Termination Consulting Arrangement ($)		Value of Accelerated Restricted Stock and Unvested Options ($)(2)	Accelerated SERP Benefits ($)(3)	Total ($)
Carlos Alberini
	Death / Disability	—		660,000	—		—	456,121	1,116,121
	Term. Without Cause or Resign for Good Reason	—		660,000	550,000	(4)	1,403,000	—	2,613,000
	Change of Control	—		660,000	—		3,263,215	456,121	4,379,336
	Change of Control and Termination	—		660,000	550,000	(4)	3,263,215	456,121	4,929,336
Stephen Pearson
	Death / Disability / Term. for Cause / Resign without Good Reason	—		225,000	—		—	—	225,000
	Term. Without Cause or Resign for Good Reason	939,452	(5)	225,000	—		—	—	1,164,452
	Change of Control	—		225,000	—		1,866,780	—	2,091,780
	Change of Control and Termination	939,452	(5)	225,000	—		1,866,780	—	3,031,232
Michael Relich
	Death / Disability	—		210,000	—		—	—	210,000
	Term. Without Cause	116,046	(6)	210,000	—		—	—	326,046
	Change of Control	—		210,000	—		2,672,815	—	2,882,815
	Change of Control and Termination	116,046	(6)	210,000	—		2,672,815	—	2,998,861
Dennis Secor
	Death / Disability	—		100,000	—		—	—	100,000
	Term. Without Cause	162,500	(7)	100,000	—		—	—	262,500
	Change of Control	—		100,000	—		1,509,050	—	1,609,050
	Change of Control and Termination	162,500	(7)	100,000	—		1,509,050	—	1,771,550
Nancy Shachtman
	Death / Disability	—		250,000	—		—	—	250,000
	Term. Without Cause	—		250,000	—		—	—	250,000
	Change of Control	—		250,000	—		1,119,135	—	1,369,135
	Change of Control and Termination	—		250,000	—		1,119,135	—	1,369,135

(1)          Represents the annual cash incentive award earned during fiscal 2006. For Carlos Alberini, amount is not payable in the event of a resignation for good reason.

(2)          Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options and restricted stock based on the closing price of our Common Stock on the NYSE on the last business day of 2006.

(3)          Represents the aggregate value of the accelerated vesting of the SERP benefit for Carlos Alberini under the SERP. Please see the “Pension Benefits Table” and the discussion that follows for a description of the material terms of the SERP benefits.

(4)          Commencing upon termination without cause, for good reason or upon a change in control, the Company agreed to enter into a one-year consulting agreement under which Carlos Alberini will render certain consulting services for which the Company will pay an annual consulting fee equal to Mr. Alberini’s base salary.

(5)          Represents base salary from December 31, 2006 through January 31, 2009, the remainder of the term of Stephen Pearson’s employment agreement. The amount is subject to a reduction of up to the entire amount upon accepting a position with another company prior to the completion of such period.

(6)          Represents a severance payment in an amount equal to four months of base salary upon termination, subject to a reduction equal to any amounts earned by Michael Relich from other employment during the four month period.

(7)          Represents a severance payment in an amount equal to six months of base salary upon termination, subject to a reduction equal to any amounts earned by Dennis Secor from other employment during the six month period.

Separation Agreement with Frederick Silny

The Company and Frederick Silny entered into a separation agreement dated as of February 9, 2006 in connection with the termination of Mr. Silny’s employment with the Company effective May 9, 2006. Under the terms of the separation agreement, Mr. Silny received (i) severance in the amount of $160,295 (which represented approximately six (6) months of base salary), paid in equal bi-weekly installments over a six month period following his departure on May 9, 2006, (ii) a cash bonus in the amount of $99,400 with respect to the 2005 calendar year for which he was eligible under the Company’s executive incentive program, (iii) a cash payment in the amount of $300,000 paid after his departure and (iv) health and disability benefits for a six month period following his departure. The separation agreement also contained confidentiality and non-solicitation covenants in favor of the Company and provided that the Company and Mr. Silny each agreed to a general release of the other.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company as of the Record Date, April 23, 2007, with respect to shares of Common Stock held by (i) each director, including the three Class II Nominees, (ii) our Named Officers (as defined under “Compensation Discussion and Analysis” below) and (iii) all of our directors, including our Class II Nominees, Named Officers and executive officers as a group. Our management knows of no person, other than Maurice Marciano and Paul Marciano as described below, who is the beneficial owner of more than 5% of our issued and outstanding Common Stock.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner(1)	Number	Percent of Class(2)
Maurice Marciano(3)	22,573,938	24.06%
Paul Marciano(4)	16,799,314	17.93%
Carlos Alberini(5)	288,814	*
Judith Blumenthal(5)	0	*
Anthony Chidoni(5)	170,854	*
Kay Isaacson-Leibowitz(5)	6,937	*
Alice Kane(5)	43,451	*
Karen Neuburger(5)	34,951	*
Stephen Pearson(5)	49,902	*
Michael Relich(5)	27,900	*
Dennis Secor(5)	32,400	*
Nancy Shachtman	4,000	*
Frederick Silny(5)	0	*
Alex Yemenidjian(5)	26,588	*
All directors and executive officers as a group (11 persons)(6)	40,059,049	42.41%

*                    Less than 1.0%

(1)          Except as described below and subject to applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. This table is based upon information supplied by officers, directors and principal shareholders.

(2)          The number of shares outstanding used in calculating the percentages for each person includes shares that may be acquired by such person upon the exercise of options exercisable within 60 days of April 23, 2007 but excludes shares underlying options held by any other person. The percent of beneficial ownership is based on 93,544,422 shares of Common Stock outstanding on April 23, 2007.

(3)          Includes shares of Common Stock beneficially owned by Maurice Marciano as follows: 87,700 shares held directly, 14,061,092 shares held indirectly as sole trustee of the Maurice Marciano Trust, 4,989,970 held indirectly as a member of Marciano Financial Holdings II, LLC (with respect to which he has (i) sole voting power with respect to 3,429,979 shares and no voting power with respect to the remainder and (ii) shared investment power), 100,000 shares held indirectly as president of the Maurice Marciano Family Foundation; 20,000 shares held by his wife (with respect to which he has shared voting and investment power); 70 shares held as sole trustee of the Maurice Marciano Gift Trust FBO Caroline Marciano; 3,029,256 shares held indirectly as a member of MNM Capital Holdings LLC (with respect to which he has sole voting power with respect to 757,314 shares and no voting power with respect to the remainder); and 285,850 shares that may be acquired upon the exercise of options exercisable within 60 days of April 23, 2007. To avoid double counting shares for purposes of this table, this amount does not include an additional 4,989,972 shares shown in the Marciano Financial Holdings II, LLC holdings of Paul Marciano in Footnote 4 below (with respect to which Maurice Marciano has no voting power and Maurice Marciano and Paul Marciano share investment power).

(4)          Includes shares of Common Stock beneficially owned by Paul Marciano as follows: 1,053,100 shares held directly (of which 1,000,000 are subject to performance-based vesting over a five year vesting period beginning January 1, 2007), 8,269,088 shares held indirectly as sole trustee of the Paul Marciano Trust, 4,989,972 held indirectly as a member of Marciano Financial Holdings II, LLC (with respect to which he has (i) sole voting power with respect to 3,991,977 shares and no voting power with respect to the remainder and (ii) shared investment power), 298,270 shares held indirectly as president of the Paul Marciano Foundation; 2,015,034 shares held indirectly as a member of NRG Capital Holdings, LLC (with respect to which he has sole voting power with respect to 503,759 shares and no voting power with respect to the remainder), and 173,850 shares that may be acquired upon the exercise of options exercisable within 60 days of April 23, 2007. To avoid double counting shares for purposes of this table, this amount does not include an additional 4,989,970 shares shown in the Marciano Financial Holdings II, LLC holdings of Maurice Marciano in Footnote 3 above (with respect to which Paul Marciano has no voting power and Paul Marciano and Maurice Marciano share investment power).

(5)          Includes shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of April 23, 2007, as follows: Carlos Alberini, 248,050 shares; Judith Blumenthal zero shares; Anthony Chidoni, 142,016 shares; Kay Isaacson-Leibowitz, 613 shares; Alice Kane, 15,613 shares; Karen Neuburger, 14,113 shares; Stephen Pearson, 15,000 shares; Michael Relich, zero shares; Dennis Secor, zero shares; Frederick Silny, zero shares; and Alex Yemenidjian, 9,750 shares.

(6)          Includes: 904,855 shares of Common Stock that may be acquired upon the exercise of options within 60 days of April 23, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of Common Stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants, in each case, as of December 31, 2006.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by shareholders	2,931,944	$10.34	22,348,218	(1)
Equity compensation plans not approved by shareholders	0	0	0
Total	2,931,944	$10.34	22,348,218	(1)

(1)          Of this number (i) 17,765,450 shares were available at December 31, 2006 for future issuance under stock options, SARs, restricted stock awards, performance share awards or performance units under the Company’s 2004 Equity Incentive Plan (the Company has filed a registration statement with respect to 10,000,000 of the 20,000,000 shares authorized for grant under the 2004 Incentive Plan), (ii) no shares were available for future issuance under the Company’s 1996 Equity Incentive Plan, (iii) 3,507,052 shares were available at December 31, 2006 for future issuance pursuant to the

Company’s 2002 Employee Stock Purchase Plan and (iv) 1,075,716 shares were available at December 31, 2006 for future issuance under stock options and restricted stock awards under the Company’s 2006 Non-Employee Directors’ Stock Grant and Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Person Transactions Policy, a related person transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer, (ii) any person who is known to be the owner of 5% or more of any class of our voting securities, (iii) any immediate family member, as defined in the policy, of any of the foregoing persons, and (iv) any entity in which any of the foregoing persons is an officer, general partner or otherwise controls such entity. “Related person transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (a) the Company was or is to be a party or a participant, (b) the amount involved exceeds or reasonably can be expected to exceed $120,000, and (c) any of the foregoing persons had or will have a direct or indirect material interest.

All directors and executive officers are required under the Related Person Transactions Policy to notify the Company’s General Counsel of any potential or actual related person transaction as soon as they become aware of any such transaction. The General Counsel then presents any related person transactions to the Audit Committee for consideration. Among other relevant factors, the Audit Committee may consider the following: (i) the size and materiality of the transaction and the amount of consideration payable to a related person, (ii) the nature of the interest of the applicable related person, (iii) whether the transaction may involve a conflict of interest, (iv) whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms, and (v) whether there are business reasons to enter into the transaction.

License Agreement

On January 1, 2003, the Company entered into a license agreement with BARN S.r.l. (“BARN”), an Italian corporation, under which the Company granted BARN the right to manufacture and distribute children’s clothing in certain territories of Europe for a term of three years. The license agreement was amended as of June 19, 2006 to, among other things, extend the term until December 31, 2009. The license agreement has terms substantially similar to the Company’s other license agreements. Two key employees of the Company’s wholly-owned subsidiary, Guess Italia, S.r.l., own BARN. During 2006 and 2005, the Company recorded $1.2 million and $0.9 million in revenues, respectively, related to this license. At December 31, 2006 and 2005, the Company had negligible royalty receivables due from BARN.

Leases

The Company leases manufacturing, warehouse and administrative facilities from partnerships affiliated with trusts for the respective benefit of Maurice Marciano and Paul Marciano, who are executives of the Company, Armand Marciano, their brother and former executive of the Company, and certain of their children (the “Marciano Trusts”). There were three of these leases in effect at December 31, 2006, with expiration dates in February 2008, July 2008 and December 2014. The total lease payments to these limited partnerships were $0.3 million per month at December 31, 2006.

Aggregate rent expense under the two U.S. related party leases in effect was $2.9 million, $2.6 million and $3.1 million for the years ended December 31, 2006, 2005 and 2004, respectively. The Company believes the related party leases have not been significantly affected by the fact that the Company and the lessors are related.

During the first quarter of 2005, the Company, through a wholly-owned Canadian subsidiary, began leasing warehouse and administrative facilities in Montreal, Quebec from a partnership affiliated with Maurice Marciano and Paul Marciano. The lease has a term of 10 years with initial lease payments of approximately $0.5 million Canadian (US $0.5 million) per year. The Company and the lessors entered into a written lease agreement during the second quarter of 2005. Total rent expense was approximately $0.5 million Canadian (US $0.4 million) in each of the years ended December 31, 2006 and 2005. The Company believes the related party lease has not been significantly affected by the fact that the Company and the lessors are related.

Aircraft Charter Arrangements

The Company entered into an agreement with MPM Financial, LLC, a California limited liability company (“MPM Financial”) owned by an affiliated trust of Maurice Marciano and Paul Marciano, to periodically charter an aircraft owned by MPM Financial and managed pursuant to an Aircraft Charter and Management Services Agreement dated December 31, 2004 by and between MPM Financial and The Air Group, Inc. (“The Air Group”), an independent third party. Under the charter arrangement, the Company was entitled to receive a ten percent discount from the standard hourly charter rates The Air Group charges for the aircraft to unrelated third parties. Although the Company and MPM Financial have terminated the agreement, the Company may from time to time continue to charter the aircraft on substantially similar terms to those in the prior agreement. The total fees paid under this arrangement for the years ended December 31, 2006 and 2005 were approximately $1.1 million and $0.4 million, respectively.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all such forms that they file.

Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2006, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended December 31, 2006, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Common Stock, except that Maurice Marciano and Paul Marciano each filed one day late two Forms 4 relating to a total of six and seven transactions, respectively, and Michael Relich filed one day late a single Form 4 with respect to one transaction.

THE BOARD OF DIRECTORS
April 27, 2007

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 18, 2007.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.     ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Class II Directors:
	For	Withhold
01 - Paul Marciano (term expiring in 2010)	☐	☐
02 - Anthony Chidoni (term expiring in 2010)	☐	☐
03 - Judith Blumenthal (term expiring in 2010)	☐	☐

2. To ratify the appointment of Ernst & Young as the Company’s	For	Against	Abstain
independent auditors for the fiscal year ending February 2, 2008.	☐	☐	☐

In their discretion, the proxy holders are authorized to vote on such other matters that may properly come before this Annual Meeting or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Guess?, Inc.

COMMON STOCK

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoint(s) Carlos Alberini, Deborah Siegel and Jason Miller as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of GUESS?, Inc. (the “Company”) held of record by the undersigned on April 23, 2007 at the Annual Meeting of Shareholders to be held on June 18, 2007 at 9:00 a.m., local time, or any adjournments or postponements thereof, at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, and hereby revoke(s) any proxies heretofore given.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned votes said shares in person.

(Continued and to be voted on reverse side.)